Exhibit 10.1

SECOND AMENDED AND RESTATED REIMBURSEMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED REIMBURSEMENT AGREEMENT, dated as of December 27, 2010, is by and between CELLU TISSUE-CITYFOREST LLC, a Minnesota limited liability company (the “Borrower”), and ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS

A. The Borrower and the Bank are parties to that certain Amended and Restated Reimbursement Agreement dated as of March 21, 2007, as amended by that certain First Amendment to Amended and Restated Reimbursement Agreement dated as of December 3, 2009, and by that certain Second Amendment to Amended and Restated Reimbursement Agreement dated as of December 9, 2010 (as so amended, the “Amended and Restated Reimbursement Agreement”).

B. On the date hereof, Cellu Tissue Holdings, Inc., a Delaware corporation (“Cellu Tissue”), merged with Sand Dollar Acquisition Corporation, a Delaware corporation (the “Clearwater Merger Sub”) and a wholly-owned subsidiary of Clearwater Paper Corporation, a Delaware corporation (“Clearwater”), pursuant to that certain Merger Agreement, dated as of September 15, 2010, by and among Cellu Tissue, Clearwater Merger Sub and Clearwater (the “Clearwater Merger”), with Cellu Tissue continuing as the surviving corporation in the Clearwater Merger.

C. The Borrower has requested that the Bank consent to the Clearwater Merger and amend certain provisions of the Original Reimbursement Agreement pursuant to this Agreement, and the Bank is willing to do so subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Reimbursement Agreement as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.1. Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Account”: The Borrower’s “Receivables”.

“Account Debtor”: Any Person who is or who may become obligated to the Borrower under, with respect to, or on account of an Account, General Intangible or other Collateral.

“Adjusted Net Income”: For any period, the Borrower’s net income for such period but adjusted to exclude: (i) non-operating gains and losses (including extra-ordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than Inventory and other non-recurring gains and losses) during such period; and (ii) any income attributable to the Borrower’s or any of its Subsidiaries’ Investment in any non-wholly owned subsidiary which is not distributed in cash during such period.

“Affiliate”: As applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: This Second Amended and Restated Reimbursement Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

“Amended and Restated Reimbursement Agreement”: As provided in the recitals hereto.

“Amortization Schedule”: As provided in Section 8.18.

“Annual Budget”: The Annual Budget for the Borrower approved by the Borrower’s Board of Directors and delivered to the Bank pursuant to Section 8.14(c).

“Annual Date”: Each annual date on which the Borrower is required to pay the Letter of Credit Fee to the Bank pursuant to Section 2.3(a).

“Applicable Letter of Credit Fee Percentage”: 2.50%.

“Assigned Agreements”: As provided in the Security Agreement.

“Assignment of Leases and Rents”: The Assignment of Leases and Rents dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent to secure the Obligations, as assigned by the Collateral Agent to the Bank and amended pursuant to that certain Assignment of Assignment of Leases and Rents and Amendment (the “Rent Assignment/Amendment”) dated as of March 21, 2007, as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Bank”: As provided in the preamble hereto.

“Board of Directors”: As to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Bond Documents”: The Indenture, the Bond Loan Agreement, the Bonds, the Remarketing Agreement, the Bonds Placement Agreement, the Security Documents and all other documents delivered by the Borrower pursuant to the Bond Loan Agreement.

“Bond Loan Agreement”: Loan Agreement dated as of March 1, 1998 by and between the Issuer and the Borrower.

“Bond Prepayment Fund”: As provided in Section 2.8.

“Bond Proceeds”: The proceeds from the sale of the Bonds.

“Bonds”: the Issuer’s Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project).

“Bonds Letter of Credit”: As provided in Section 2.1.

“Bonds Pledge Agreement”: The Pledge and Security Agreement dated as of June 29, 2005 made by the Borrower in favor of the Bank to secure the Obligations, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

“Bonds Promissory Note”: The Promissory Note dated March 26, 1998 made by the Borrower payable to the order of the Issuer in the original principal amount of $27,000,000.00 and on which there is an outstanding principal amount of $15,744,541.10 on the date hereof.

“Borrower”: As provided in the preamble hereto.

“Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Wisconsin) on which national banks are permitted to be open in Green Bay, Wisconsin.

“CA Accounts”: The Bond Prepayment Fund described in Section 2.8, the Letter of Credit Fee Account described in Section 2.16 and the Senior Debt Reserve Fund described in Section 2.10.

“Capital Expenditure”: Any amount debited to the fixed asset account on the Borrower’s consolidated balance sheet in respect of: (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or capitalized leaseholds; and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures charged to repairs or maintenance in accordance with GAAP).

“Capitalized Lease”: Any lease which, in accordance with GAAP, is capitalized on the books of the lessee.

“Cash Collateral Account”: As provided in Section 10.4.

“Cellu Tissue”: As provided in the recitals hereto.

“Cellu Tissue Bank Guaranty”: The Amended and Restated Guaranty dated as of December 27, 2010 made by Cellu Tissue in favor of the Bank, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time

“Change of Control”: The occurrence of any of the following events (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in a change in the direct or indirect ownership of Borrower, such that:

(a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting Equity Interests of Clearwater or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any outstanding voting Equity Interests of Clearwater or any of its direct or indirect parent entities held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the outstanding voting Equity Interests of such parent entity); or

(b) the first day on which a majority of the members of the Board of Directors of Clearwater are not Continuing Directors; or

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Clearwater and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(d) the adoption by the shareholders of Clearwater of a plan or proposal for the liquidation or dissolution of Clearwater; or

(e) Clearwater shall cease to own, free and clear of all Liens other than Liens not prohibited by the Clearwater Bank of America Loan Agreement, 100% of the outstanding Equity Interests of Cellu Tissue, or Cellu Tissue shall cease to own, free and clear of all Liens other than Liens not prohibited by the Clearwater Bank of America Loan Agreement, 100% of the outstanding Equity Interests of the Borrower; or

(f) any other “Change of Control” (howsoever defined) shall occur under the Clearwater Credit Facility Loan Documents or by any Clearwater Senior Notes Indenture;

provided, that a holding company with no material assets or operations independent of its ownership of the Equity Interests of Clearwater that is a direct or indirect parent Clearwater shall not be deemed to “beneficially own,” directly or indirectly, the voting Equity Interests of Clearwater or a direct or indirect parent of Clearwater provided that the beneficial ownership of such parent remains the same as existed prior to the creation of such entity.

“Chief Office”: As provided in the Security Agreement.

“Clearwater”: As provided in the recitals hereto.

“Clearwater 7-1/8% Senior Notes”: The 7-1/8% Senior Notes due 2018 now or hereafter issued under the Clearwater 7-1/8% Senior Notes Indenture and any subsequent term Indebtedness refinancing, replacing or extending such notes.

“Clearwater 10-5/8% Senior Notes”: The 10-5/8% Senior Notes due 2016 now or hereafter issued under the Clearwater 10-5/8% Senior Notes Indenture and any subsequent term Indebtedness refinancing, replacing or extending such notes.

“Clearwater 7-1/8% Senior Notes Indenture”: The Indenture dated as of October 22, 2010, among Clearwater, the subsidiary guarantors party thereto and U.S. Bank National Association as trustee or if the Clearwater 7-1/8% Senior Notes have been replaced by any subsequent term Indebtedness, the loan agreement or other instrument governing such subsequent term Indebtedness; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Clearwater 10-5/8% Senior Notes Indenture”: The Indenture dated as of June 11, 2009, among Clearwater, the subsidiary guarantors party thereto and U.S. Bank National Association as trustee or if the Clearwater 10-5/8% Senior Notes have been replaced by any subsequent term Indebtedness, the loan agreement or other instrument governing such subsequent term Indebtedness; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Clearwater Bank Guaranty”: The Guaranty dated as of December 27, 2010 made by Clearwater in favor of the Bank, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

“Clearwater Credit Facility: The revolving credit and letter of credit facility provided under the Loan and Security Agreement dated as of November 26, 2008 (as amended prior to the date hereof, the “Clearwater Bank of America Loan Agreement”) among Clearwater and Bank of America, N.A., as agent or, if the Clearwater Bank of America Loan Agreement has been replaced by any subsequent credit facility, the loan agreement providing for such subsequent credit facility; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Clearwater Credit Facility Loan Documents”: The Clearwater Bank of America Loan Agreement and the other “Loan Documents” described therein or, if the Clearwater Bank of America Loan Agreement has been replaced by any subsequent credit facility, the documentation evidencing, guaranteeing or securing such subsequent credit facility; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Clearwater Merger”: As provided in the recitals hereto.

“Clearwater Merger Agreement”: As provided in the recitals hereto.

“Clearwater Merger Sub”: As provided in the recitals hereto.

“Clearwater Merger Transactions”: (a) Clearwater’s acquisition of all the outstanding Equity Interests in Cellu Tissue and the consummation of the Clearwater Merger, and the other transactions contemplated by the Clearwater Merger Agreement, (b) the Borrower’s execution and delivery of the Clearwater Senior Notes Loan Documents to which the Borrower is party, and (c) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and the consummation of the other transactions contemplated by this Agreement.

“Clearwater Prepayment Event”: The occurrence of the following: (a) either (i) Clearwater incurs Indebtedness (including, without limitation, any “Disqualified Stock” described in either Clearwater Senior Secured Notes Indenture) that is not permitted by Section 4.9 of either Clearwater Senior Secured Notes Indenture as in effect on the date of this Agreement or any substitute covenant limiting debt incurrence which the Bank has consented to in writing as a replacement for Section 4.9 of the Clearwater Senior Secured Notes Indenture; and/or (ii) Clearwater refinances any of the Clearwater Senior Secured Notes pursuant to an extension of either Clearwater Senior Secured Notes Indenture or to any subsequent credit facility and the Bank determines that the terms and conditions of such refinancing are materially adverse to the rights and benefits of the Bank under the Loan Documents; and (b) the Bank, within 60 days after the date of on which the Borrower notifies the Bank of the occurrence of any event described in clause (a)(i) or (ii) above, delivers a written demand to the Borrower and Clearwater that the Borrower prepay all of the Obligations in full, rather than approving Clearwater’s requested debt increase or refinancing.

“Clearwater Senior Notes”: Individually and collectively, the Clearwater 10-5/8% Senior Notes and the Clearwater 7-1/8% Senior Notes.

“Clearwater Senior Notes Indenture”: Individually and collectively, the Clearwater 7-1/8% Senior Notes Indenture and the Clearwater 10-5/8% Senior Notes Indenture.

“Clearwater Senior Notes Loan Documents”: The Clearwater Senior Notes Indentures, the Clearwater Senior Notes, and the “Guaranties” and “Loan Documents” described therein or, if the Clearwater Senior Notes have been replaced by any subsequent term Indebtedness, the documentation evidencing, guaranteeing or securing such subsequent term Indebtedness; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Clearwater Senior Notes Subsidiary Guaranty”: The Note Guaranty described in the Clearwater 10-5/8% Senior Notes Indenture that has been made by the Borrower to secure the “Obligations” described therein, or, if the Clearwater 10-5/8% Senior Notes have been replaced by any subsequent term Indebtedness, any similar guaranty made by the Borrower guaranteeing the payment of such subsequent term Indebtedness; in each case as amended, modified, supplemented or replaced from time to time.

“Code”: The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Collateral”: Any property in which the Bank, as the assignee of the Collateral Agent, has been granted a Lien pursuant to any Security Document.

“Collateral Agency Agreement”: The Collateral Agency and Intercreditor Agreement dated as of June 29, 2005 (the “Original Collateral Agency Agreement”) among the Borrower,

the Bank, the Bank in its separate capacity as collateral agent (in such capacity, the “Collateral Agent”) and the “Senior Subordinated Agent” described therein; provided, however, that on the Effective Date (as defined in the Original Reimbursement Agreement) and immediately after the Collateral Agent’s assignments of its rights under the Security Documents to the Bank, the Borrower, the Bank and the Collateral Agent terminated the Collateral Agency Agreement.

“Collateral Agent”: Associated Bank, National Association, in its capacity as collateral agent for the benefit of itself and the ratable benefit of the “Secured Parties” as defined in the Original Reimbursement Agreement.

“Compliance Certificate”: As provided in Section 8.14(b).

“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise, or entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Continuing Directors”: As of any date of determination, any member of the Board of Directors of Clearwater who: (1) was a member of such Board of Directors on December 27, 2010; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors (or a majority of the nomination committee of the Board of Directors) who were members of such Board of Directors at the time of such nomination or election.

“Conversion Date”: As provided in the Indenture.

“Damages”: All condemnation awards, warranty payments, proceeds of property or casualty insurance policies of the Borrower, liquidated damages or other damages received from time to time by or on behalf of the Borrower.

“Default”: Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“Default Rate”: The sum of (i) the one-month LIBOR rate (the “LIBOR Rate”) quoted by the Bank from Telerate page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect two (2) Eurodollar Business Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month, plus (ii) 4.50%.

“Drawing”: As provided in the Bonds Letter of Credit.

“Drawing Date”: Any date on which the Bank honors a Drawing.

“EBITDA”: For any period, the sum of: (a) the Adjusted Net Income for such period; plus (b) the sum of the following amounts deducted in arriving at such adjusted net income (but without duplication for any item): (i) Interest Expense; (ii) depreciation and amortization expense; and (iii) federal, state and local income taxes or, if the Borrower is a pass-through tax entity, the maximum Permitted Tax Distributions that are permitted to be paid with respect to such net income (assuming compliance with Section 9.7(b)(i)), regardless of whether actually paid during such Measurement Period.

“Effective Date”: The date of this Agreement or, if the conditions precedent set forth in Article VI shall not have been satisfied or waived in writing by the Bank on such date, then such later date specified by the Borrower and the Bank as being the Effective Date.

“Environmental Indemnity” or “Indemnity”: The Environmental and ADA Indemnity Agreement dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent, as assigned by the Collateral Agent to the Bank and amended pursuant to that certain Assignment of Environmental Indemnity and Amendment (the “Indemnity Assignment/Amendment”) dated as of March 21, 2007, as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Environmental Laws”: All present and future federal, state, regional or local laws, statutes, ordinances, rules, regulations and other requirements of governmental authorities relating to the environment or to any Hazardous Substance or Hazardous Substance Activity including, without limitation, at the federal level, the Comprehensive Environmental Response, Compensation and Liability Act of 1980,42 U.S.C. Section 9601, et seq., as now or hereafter amended (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now or hereafter amended, the Clean Water Act, 33 U.S.C. Section 1251, to sea., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended, the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, as now or hereafter amended, and the Safe Drinking Water Act, 42 U.S.C. Section 300f through 300j, as now or hereafter amended.

“Environmental Report(s)”: The environmental report(s) described in Schedule 1 to the Environmental Indemnity covering the “Premises” subject to the Mortgage and delivered to the Bank pursuant to Section 6.1(a)(iii) of the Original Reimbursement Agreement.

“Equipment”: As provided in the UCC including, without limitation, all of the Borrower’s present and future interests in (i) equipment in all of its forms wherever located, now or hereafter existing, whether owned or leased by the Borrower, including, without limitation, machinery, transportation equipment, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, and trade fixtures, (ii) other tangible personal property (other than the Borrower’s Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equity Interests”: Shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, or any successor statute, together with regulations thereunder.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower or any of its Subsidiaries is a member and that is treated as a single employer under Section 414 of the Code.

“Eurodollar Business Day”: Means any day which is a Business Day and also a day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York and a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market.

“Event of Default”: Any event described in Section 10.1 which has not been cured to the satisfaction of, or waived by, the Bank in accordance with Section 11.1.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Final Drawing”: As provided in the Bonds Letter of Credit.

“Financial Officer”: With respect to any described Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Agreements”: This Agreement, the other Loan Documents and the Bond Documents.

“Fixed Charge Coverage Ratio”: At any Quarterly Measurement Date, the numerical ratio of: (a) the sum of: (i) the EBITDA for the Measurement Period ending at such date; plus (ii) rent expense on Operating Leases deducted from the net income included in the Adjusted Net Income used in calculating such EBITDA; plus (iii) non-cash corporate allocations incurred during such Measurement Period; to (b) the sum of: (i) the Interest Expense during such Measurement Period; plus (ii) the Mandatory Principal Payments scheduled to have been paid during such Measurement Period; plus (iii) the rent expense on Operating Leases scheduled to have been paid during such Measurement Period; plus (iv) the greater of: (A) Non-Financed Capital Expenditures made during such Measurement Period; or (B) a maintenance Capital Expenditures requirement of $500,000.00, regardless of whether actually paid during such Measurement Period; plus (v) federal, state and local income taxes with respect to the net income included in the EBITDA for such Measurement Period or, if the Borrower is a pass-through tax entity, the maximum Permitted Tax Distributions that are permitted to be paid with respect to such net income (assuming compliance with Section 9.7(b)), regardless of whether actually paid during such Measurement Period.

“GAAP”: Generally accepted accounting principles as in effect from time to time including, without limitation, applicable statements, bulletins and interpretations of the Financial Accounting Standards Board and applicable bulletins, opinions and interpretations issued by the American Institute of Certified Public Accountants or its committees.

“Governmental Approvals”: The Permits and all other permits, authorizations, consents, approvals, licenses, consent certificates, rulings, certifications, orders, waivers, exemptions of, or filings or registrations with, any Governmental Person required in connection with the operation or maintenance of the Plant and the consummation of the transactions set forth in the Transaction Documents.

“Governmental Person”: Any national, federal, state or local government (whether foreign or domestic), any political subdivision thereof or any governmental, quasi-governmental, administrative, judicial, public or statutory instrumentality, authority, body or entity, or any other regulatory bureau, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority.

“Governmental Rule”: Any law, statute, permit, concession, grant, franchise, license, requirement, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, guideline, policy or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Person whether now or hereafter in effect.

“Hazardous Materials Claims”: As provided in Section 8.15.

“Hazardous Substance Activity”: Any storage, holding, disposal, leaching, existence, use, release, migration, emission, discharge, generation, processing, abatement, removal, repair, cleanup or detoxification, disposition, handling or transportation of any Hazardous Substance from, under, into, on or about the Property.

“Hazardous Substances” Any substance that is at any time defined or listed in, or otherwise classified or regulated pursuant to, any Environmental Laws as (a) a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “designated waste,” “biohazard,” “toxic substance,” “toxic pollutant,” “pollutant,” “contaminant” or similarly designated substance; or (b) otherwise having or exhibiting deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or “EP toxicity,” including asbestos, polychlorinated biphenyls and also including petroleum products, by-products and wastes or by-products associated with the extraction, refining or use of petroleum or petroleum products, whether or not so listed or classified in such laws or regulations.

“Historical Financial Statements”: As provided in Section 7.5(b).

“Indebtedness”: Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except Trade Accounts Payable; (d) any obligation as lessee under any Capitalized Lease; (e) all Contingent Obligations; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit or in connection with bankers’ acceptances including, without limitation, the Letter of Credit Obligations; and (g) all Rate Protection Obligations. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture as to which such Person is or may become personally liable.

“Indenture”: As provided in the recitals hereto.

“Insolvency or Liquidation Proceedings”: Any receivership, conservatorship, general meeting of creditors, insolvency or bankruptcy proceeding, assignment for the benefit of creditors or any proceeding or action by or against the Borrower or any guarantor of the Obligations for any relief under any bankruptcy or insolvency law or other laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, dissolution, liquidation, compositions or extensions, or the appointment of any receiver, intervenor or conservator of, or trustee, or similar officer for, the Borrower or any guarantor of the Obligations or any substantial part of its or their respective properties or assets, including, without limitation, proceedings under the United States Bankruptcy Code (the “Bankruptcy Code”), or under other federal, state or local statute, laws, rules and regulations, all whether now or hereafter in effect.

“Interest Expense”: For any period, the aggregate interest expense (including capitalized interest) of the Borrower for such period including, without limitation, the interest portion of any Capitalized Lease, the Letter of Credit Fee and other fees and charges with respect to the Bonds Letter of Credit; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction, or other similar arrangement entered into by the Borrower in order to reduce or eliminate variations in its interest expenses.

“Interest Payment Date”: As provided in the Indenture.

“Inventory”: As provided in the UCC including, without limitation, including, without limitation, all of the Borrower’s present and future: (a) inventory in all of its forms wherever located, now or hereafter existing, (b) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale, lease or exchange, and all consigned goods and all other items which have previously constituted Equipment of the Borrower but are then currently being held for sale or lease in the ordinary course of the Borrower’s business, (c) raw materials, work-in-process and finished goods, (d) materials and supplies of any kind, nature or description used or consumed in the Borrower’s business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property described in clauses (a) through (c) above, (e) goods in which the Borrower has a joint or other interest or right of any kind (including, without limitation, goods in which the Borrower has an interest or right as consignee), and (f) goods which are returned to or repossessed by the Borrower, in each case whether in the possession of the Borrower, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all accessions thereto, products thereof, and documents for or relating to any of the foregoing.

“Investment”: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for Inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuer”: City of Ladysmith, Wisconsin.

“Land”: As provided in the Mortgage.

“Letter of Credit Amount”: As provided in the Bonds Letter of Credit.

“Letter of Credit Fee”: As provided in Section 2.3(a).

“Letter of Credit Fee Account”: As provided in Section 2.19.

“Letter of Credit Obligations”: At any date of determination, the sum of: (a) the aggregate amount available to be drawn on the Bonds Letter of Credit on such date; plus (b) the aggregate amount owed by the Borrower to the Bank on such date as a result of a Drawing on the Bonds Letter of Credit for which the Borrower has not reimbursed the Bank (such unpaid amount being the “Unreimbursed Amount”).

“Leverage Ratio”: At any Quarterly Measurement Date, the ratio of: (a) the sum (without duplication) of any unpaid Unreimbursed Amount, the outstanding principal balance of the Bonds Promissory Note, the outstanding principal balance of any Indebtedness incurred by the Borrower pursuant to Section 9.2(g), and the outstanding principal of all other interest bearing Indebtedness of the Borrower and its Subsidiaries (including, without limitation, the portion of any Capitalized Lease allocable to principal in accordance with GAAP but excluding Indebtedness arising under the Clearwater Senior Notes Subsidiary Guarantee so long as the Indebtedness created thereby has not become due and payable at the maturity of the guarantied obligations, by acceleration or otherwise, and remains unpaid) at such date; to (b) the EBITDA for the Measurement Period ending on such Quarterly Measurement Date.

“Liabilities”: At any date of determination, the aggregate amount of liabilities appearing on the Borrower’s balance sheet at such date prepared in accordance with GAAP.

“Lien”: Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Liquidity Drawing”: As provided in the Bonds Letter of Credit.

“Loan Documents”: This Agreement, the Security Documents, the Rate Protection Agreements, the Cellu Tissue Bank Guaranty, the Clearwater Bank Guaranty and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any other Loan Party pursuant to which the Borrower or such Loan Party incurs any liability to the Bank with respect to the Obligations, agrees to perform any covenant or agreement with respect to the Obligations or grants any security interest to secure the Obligations.

“Loan Party”: The Borrower, Clearwater and Cellu Tissue.

“Lockbox Agreement”: The Lockbox Services Agreement dated as of June 29, 2005 between the Borrower and the Bank, as amended by a First Amendment to Lockbox Services Agreement dated as of June 29, 2005, as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Mandatory Principal Payments”: For any period, the payments required to be made on the Bonds pursuant to the Amortization Schedule, and other principal payments (including the portion of any payment on any Capitalized Lease allocable to principal in accordance with GAAP) regularly scheduled to be paid by the Borrower or any of its Subsidiaries during such period on the Borrower’s Capitalized Leases and other interest-bearing Indebtedness.

“Material Adverse Occurrence”: The occurrence of any event which the Bank, in good faith, determines could reasonably be expected to have a material adverse effect on (a) the business, property, assets, operations or condition, financial or otherwise of either: (i) the Borrower; or (ii) Cellu Tissue and its Subsidiaries, taken as a whole; or (b) the Borrower’s or any other Loan Party’s prospective ability to perform any of its payment or other obligations under the Loan Documents.

“Material Contract”: Each contract (other than a lease, sublease or assignment of an interest in land, improvements, equipment or fixtures) to which the Borrower is a party that: (a) adversely affects the value of any of the Collateral as security for the Obligations; or (b) is materially adverse to the rights and benefits of the Bank under the Loan Documents.

“Maximum Debt Service Reserve Amount”: As provided in the Indenture.

“Measurement Period”: At any Quarterly Measurement Date, the four fiscal quarters ending on such Quarterly Measurement Date.

“Monthly Date”: The first Business Day of each month.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage”: The Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent to secure the Obligations, as assigned by the Collateral Agent to the Bank and amended by that certain Assignment of Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases and Amendment dated as of March 21, 2007 (the “Mortgage Assignment/Amendment”), as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Multiemployer Plan”: A Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiemployer Plan Insolvency”: With respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Net Proceeds”: With respect to any sale, transfer or other disposition of any of the Borrower’s assets (other than sales of Inventory in the ordinary course of business) or from the issuance of any Equity Interest in the Borrower other than to Cellu Tissue) or of any option, warrant or other right to acquire the same, or from the incurrence of any other Indebtedness (excluding Indebtedness permitted to be incurred by Section 9.2) by the Borrower, in any case net of the actual cash expenses paid by the Borrower in connection with such issuance or incurrence, the cash proceeds received by the Borrower or such Subsidiary from such transaction less the sum of: (a) the reasonable costs associated with such transaction; and (b) the amount of any Indebtedness (other than the Obligations) which is required to be paid in connection with such transaction.

“Non-Financed Capital Expenditures”: For any period, the portion of the Capital Expenditures made during such period which was not financed by Purchase Money Indebtedness or Capitalized Leases permitted to be incurred by Section 9.2(f).

“Obligations”: All Letter of Credit Obligations, Rate Protection Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank of any kind or nature, present or future, which arise under this Agreement, any other Loan Document or any Rate Protection Agreement or by operation of law, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guarantying or confirming of a letter of credit, guaranty, indemnification or in any other manner, whether joint, several, or joint and several, direct or indirect (including those acquired by assignment or purchases), absolute or contingent, due or to become due, and however acquired. The term includes, without limitation, all principal, interest, fees, charges, expenses, attorneys’ fees, and any other sum chargeable to the Borrower under this Agreement, any other Loan Document or any Rate Protection Agreement.

“Operating Account”: The Borrower’s general operating account maintained at the Bank, being account no. 2283089064 on the Effective Date and any successor account therefor.

“Operating Lease”: Any lease of personal property other than a Capitalized Lease.

“Optional Tender Date”: As provided in the Indenture.

“Original Reimbursement Agreement”: Reimbursement Agreement dated June 29, 2005, between the Bank and the Borrower.

“Paying Agent”: As provided in the Indenture.

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permits”: The permits set forth on Schedule 7.3 attached hereto and incorporated herein by reference.

“Permitted Debt Repayments”: The repayments of the Borrower’s Indebtedness to Cellu Tissue for borrowed money that are permitted to be paid pursuant to Section 9.15(a)(vi).

“Permitted Distributions”: The dividends and distributions that are permitted to be paid pursuant to Section 9.7(b).

“Permitted Encumbrances”: The Liens, charges and encumbrances on title to the Project listed on Exhibit B to the Mortgage.

“Permitted Investments”: “Qualified Investments” as defined in the Indenture.

“Permitted Liens”: The following:

(a) Liens for taxes, assessments or governmental charges for the then current year and Liens for other taxes, assessments or governmental charges that are not yet delinquent or the amount or validity of which is being timely contested in good faith and for the payment of which the Borrower has made adequate reserves;

(b) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, old-age pensions or other social security benefits or obligations;

(c) mechanics’, materialmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business securing obligations that are not overdue for more than 30 days or that are being timely contested in good faith and for the payment of which the Borrower has made adequate reserves;

(d) Liens incurred or created in the ordinary course of business in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds;

(e) Liens covered by a bond in form and substance reasonably satisfactory to the Bank;

(f) statutory banker’s liens and rights of set-off;

(g) the Permitted Encumbrances; and

(h) Liens of judgments covered by insurance, or upon appeal and covered by bond so long as: (i) no cash or property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) is deposited or delivered to secure any such judgment, or any appeal bond in respect thereof; (ii) levy and execution on such Lien have been and continue to be stayed; and (iii) such Lien does not prevent Bank from having a perfected first priority security interest in the Collateral or with respect to future credit extensions made under this Agreement.

“Permitted Tax Distributions”: As provided in Section 9.9(b)(i).

“Person”: Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: An “employee pension benefit plan” (as defined in Section 3(2)(A) of ERISA) that is maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

“Plant”: Tissue mill owned by the Borrower in the Town of Ladysmith, Rusk County, Wisconsin, as the same may be modified, improved, upgraded or expanded from time to time.

“Pledged Bond Account”: As provided in Section 309 of the Indenture.

“Pledged Bonds”: As provided in the Indenture.

“Pledged Permits”: As provided in the Security Agreement.

“Property”: As provided in the Environmental Indemnity.

“Purchase Money Indebtedness”: Any Indebtedness incurred for the purchase of personal property where the repayment thereof is secured solely by an interest in the personal property so purchased.

“Quarterly Measurement Date”: The last day of each quarter of the Borrower’s fiscal year.

“Rate Protection Agreement”: Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate options contract or similar agreement or arrangement between the Borrower and the Bank designed to protect the Borrower against fluctuations in interest.

“Rate Protection Obligations”: The liabilities, indebtedness, and obligations of the Borrower, if any, to the Bank under the Rate Protection Agreement.

“Rating Agency”: Moody’s and any other national rating service maintaining a rating on the Bonds at the request of the Issuer or the Borrower.

“Receivables”: All of the Borrower’s present and future (a) accounts, (b) contract rights, chattel paper, instruments, documents, general intangibles, deposit accounts, and other rights to payment of any kind, now or hereafter existing, whether or not arising out of or in connection with the sale, lease or exchange of goods or the rendering of services, and whether or not earned by performance, (c) any of the foregoing which are not evidenced by instruments or chattel paper, (d) inter-company receivables, and any security documents executed in connection therewith, (e) proceeds of any letters of credit or insurance policies on which the Borrower is named as beneficiary, (f) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to the Borrower, (g) tax refunds, tax refund claims or guarantee claims, held by or granted to the Borrower; (h) rights now or hereafter existing in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (i) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit. Such leases, security agreements and other contracts described in this definition are referred to as the “Related Contracts”. The foregoing uncapitalized terms “account”, “account debtor”, “bill of lading”, “chattel paper”, “contract right”, “deposit account”, “document”, “document of title”, “electronic chattel paper”, “equipment”, “general intangible”, “investment property”, “letter-of-credit right”, “instrument”, “inventory”, “money”, “payment intangible”, “proceeds”, products”, “purchase money security interest”, “supporting obligation” and “warehouse receipt” as used in this Agreement shall have the meanings ascribed thereto in the UCC.

“Regulatory Change”: As to the Bank, any change (including any scheduled change) applicable to a class of banks which includes the Bank in any:

(a) federal or state law or foreign law; or

(b) regulation, interpretation, directive or request (whether or not having the force of law) of any court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) of this definition or of any fiscal, monetary or other authority having jurisdiction over such class of banks;

or the adoption after the date hereof of any new or final law, regulation, interpretation, directive or request applicable to a class of banks which includes the Bank.

“Related Contracts”: As provided in the definition of “Receivables”.

“Related Party”: Any Person (other than a Subsidiary, the Bank or any other subsidiary or affiliate of Associated Bancorp): (a) which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Borrower; (b) which beneficially owns or holds 5% or more of the Equity Interest of the Borrower; or (c) 5% or more of the Equity Interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.

“Release”: As provided in the Environmental Indemnity.

“Remarketing Agent”: Wells Fargo Brokerage Services, LLC, or any successor thereto.

“Remarketing Agreement”: The Remarketing Agreement, dated as of March 27, 2003 between the Remarketing Agent and the Borrower.

“Remediation Work”: As provided in the Environmental Indemnity.

“Rent Expense”: For any Measurement Period, the aggregate amount of rent expense as determined in accordance with GAAP.

“Reorganization”: With respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: A “reportable event”, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC, by regulation, has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“Required Secured Parties”: The Bank.

“Required Senior Reserve Balance”: With respect to the Senior Debt Service Reserve Fund, $1,000,000.00.

“Restricted Debt Payment”: Any payment of the principal of any of the Borrower’s Indebtedness to Cellu Tissue for borrowed money.

“Restricted Payment”: Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Scheduled Expiration Date”: As provided in the Bonds Letter of Credit.

“Secured Parties”: The Bank.

“Security Agreement”: The Security Agreement dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent to secure the Obligations, as assigned by the Collateral Agent to the Bank and amended pursuant to that certain Assignment of Security Agreement and Amendment dated as of March 21, 2007, and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Security Document”: The Security Agreement, the Mortgage, the Assignment of Rents, the Indemnity, the Bonds Pledge Agreement, the Lockbox Agreement and any substitute or replacement.

“Semiannual Date”: Each Monthly Date occurring in March and September.

“Senior Debt Service Reserve Fund”: As provided in Section 2.10(b).

“Senior Secured Parties”: The Bank and any subsequent holder of the Obligations.

“Single Employer Plan”: A Plan that is not a Multiemployer Plan.

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date:

(a) the fair value of such Person’s tangible and intangible assets is in excess of the total amount of such Person’s liabilities including, without limitation, Contingent Obligations; and

(b) such Person is then able to pay its debts as they mature; and

(c) such Person has capital sufficient to carry on its business.

“Subsidiary”: With respect to any described Person, any other Person of which or in which the described Person and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Substitute Credit Facility”: As provided in the Indenture.

“Taking”: An exercise of the power of eminent domain by a Governmental Person.

“Tendered Bonds”: As provided in the Indenture.

“Termination Event”: Any of: (a) a Reportable Event, (b) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (d) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

“Title Company”: First American Title Insurance Company.

“Title Policy”: The policy of title insurance issued to the Collateral Agent by the Title Company with respect to the Property, as assigned by the Collateral Agent to the Bank.

“Trade Accounts Payable”: The trade accounts payable of the described Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person’s business.

“Transaction Documents”: The Loan Documents, the Bond Documents, the Clearwater Senior Notes Loan Documents, the Clearwater Credit Facility Loan Documents, the Clearwater Merger Agreement, and the Indemnity.

“Transfer Certificate”: As provided in the Bonds Letter of Credit.

“Transfer Fee”: As provided in Section 2.3(c).

“Trustee”: As provided in the recitals hereto.

“UCC”: The Uniform Commercial Code as enacted in the State of Minnesota, as amended from time to time; provided, however, that: (a) to the extent that the UCC is used to define any term herein, and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern; and (b) if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Minnesota, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection or priority of, or remedies with respect to, the Secured Party’s security interest and for purposes of definitions related to such provisions.

“Unreimbursed Amount”: As provided in the definition of “Letter of Credit Obligations.”

1.2. Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in ARTICLE VIII and ARTICLE IX shall be made in accordance with GAAP consistently applied for the Borrower as used in the preparation of the Borrower’s audited financial statements described in Section 7.5. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

1.3. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated, the word “from” means “from and including” and the words “to” or “until” each means “to but excluding.”

1.4. Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”

ARTICLE II.

BONDS LETTER OF CREDIT

2.1. Bonds Letter of Credit. Pursuant to that certain Reimbursement Agreement, the Borrower requested that the Bank issue the “Bonds Letter of Credit” described therein (the “Bonds Letter of Credit”) and the Bank did so; a copy of the Bonds Letter of Credit and all amendments thereto is attached hereto as Exhibit A. The Bank issued and delivered the Bonds Letter of Credit on the terms and conditions contained in this Agreement.

2.2. Repayment of Advances by the Bank to Honor Drafts Drawn on the Letter of Credit. The Borrower hereby agrees to reimburse the Bank for all Letter of Credit Obligations arising from Drawings on the Bonds Letter of Credit that are paid by the Bank in accordance with the terms of this Agreement. Reimbursement for all such Letter of Credit Obligations shall be immediately due and payable on the date that the Draw is paid by the Bank. Until fully reimbursed, Unreimbursed Amounts shall bear interest at a fluctuating rate per annum at all times equal to the Default Rate.

2.3. Bonds Letter of Credit Fees.

(a) Letter of Credit Fee. Contemporaneously with the execution of the Second Amendment to Amended and Restated Reimbursement Agreement referred to in Recital A hereof, the Borrower paid the Bank a fee (the “Letter of Credit Fee”) for the extension of the Bonds Letter of Credit through February 15, 2012. The Letter of Credit Fee was fully earned upon receipt and is nonrefundable even though in Section 2.4 the Borrower has agreed to provide for the return of the Bonds Letter of Credit, with no draws having been made thereon, by September 30, 2011.

(b) Optional Redemption Fee. If the Borrower exercises its rights under Section 8.18 of this Agreement and Section 404 of the Indenture to redeem Bonds (excluding any redemption required by Section 8.17 or made in connection with a Clearwater Prepayment Event), the Borrower shall pay to the Bank a fee (the “Optional Redemption Fee”) equal to 1.00% of the principal amount of the Bonds being optionally redeemed; provided, however, that no Optional Redemption Fee shall be required if the Bank exercises its rights under Section 4.1 of this Agreement to require a mandatory redemption of the Bonds.

(c) Transfer Fee. Any transfer of the Bonds Letter of Credit by the Trustee shall be made by, and be only effective upon, the Trustee’s providing the Bank with a “Transfer Certificate” described in the Bonds Letter of Credit and payment to the Bank by the Borrower of a transfer fee (the “Transfer Fee”) of $3,000.00 for each transfer and the costs payable to the Bank pursuant to Section 2.3(d) below in respect of each such transfer.

(d) Other Fees. In addition to the Bonds Letter of Credit Fee and the Transfer Fee, the Borrower shall pay to the Bank, on demand, such fees as are customarily charged by the Bank from time to time in connection with the issuance, renewal, amendment and administration of letters of credit (including, without limitation, a draw fee, renewal fee and amendment fee), as the same may change from time to time. If the Borrower fails to pay any such fee when due, the unpaid amount shall bear interest from the date due until paid at the Default Rate.

2.4. Return of Letter of Credit.

(a) The Bonds Letter of Credit has a Scheduled Expiration Date of February 15, 2012. However, notwithstanding such Scheduled Expiration Date, the Borrower hereby agrees to return the original Bonds Letter of Credit to the Bank on or before September 30, 2011 with no draw having been made thereon and to provide a Substitute Credit Facility to the Trustee pursuant to the Indenture in order effectuate such return. If the Borrower fails to effectuate such return by September 30, 2011, the Borrower agrees to pay interest from and after such date on the Letter of Credit Amount (as defined in the Bonds Letter of Credit) until such Letter of Credit is returned with no draw having been made thereon at the Default Rate.

(b) The Borrower acknowledges and agrees that the Bank shall have no obligation to renew the Bonds Letter of Credit at any time in the future. The Borrower and the Bank each acknowledges and understands that the Bonds will be subject to mandatory redemption or purchase pursuant to the Indenture if the Bank does not renew the Bonds Letter of Credit thereby resulting in a Drawing under the Bonds Letter of Credit unless a Substitute Credit Facility is delivered to the Trustee pursuant to the Indenture.

(c) In accordance with the procedures set forth in the Bonds Letter of Credit, the Letter of Credit Amount of the Bonds Letter of Credit shall be reduced by a sum equal to the principal of and 35 days’ maximum interest on each Bond which is no longer “Outstanding” under the Indenture.

2.5. Limited Resolution of Issues by the Bank. The Bank shall not be called upon to resolve any issues of law or fact with respect to the honoring or dishonoring of any draft submitted under the Bonds Letter of Credit other than whether a Draw strictly complies with the Bonds Letter of Credit as determined in accordance with this Agreement and applicable law.

2.6. Liabilities of the Bank. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Bonds Letter of Credit or for any acts or omissions of the Issuer, the Trustee, or any assignee or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the

Borrower prove were caused by (i) the Bank’s willful misconduct or gross negligence in determining whether documents presented under the Bonds Letter of Credit comply with the terms of such Letter of Credit or (ii) the Bank’s willful failure to pay under the Bonds Letter of Credit after the presentation to it by the beneficiary or its permitted assignee or transferee of a sight draft and certificate strictly complying with the terms and conditions of the Bonds Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

2.7. Reinstatement of Letter of Credit for Certain Draws. The Letter of Credit Amount shall be reduced by each Drawing on the Bonds Letter of Credit; subject, however, to reinstatement in accordance with the terms of the Bonds Letter of Credit. The Borrower acknowledges that the Bank shall not have any obligation to reinstate the amount drawn on the Bonds Letter of Credit pursuant to any “Final Drawing” described in the Letter of Credit.

2.8. Bond Prepayment Fund.

(a) Prior to the date hereof, the Collateral Agent, at the Borrower’s and the Bank’s direction, assigned all of its rights in the “Bond Prepayment Fund” described in the Collateral Agency Agreement (including, without limitation, any balance thereof) to the Bank as the CITYFOREST Project-Bond Prepayment Fund (the “Bond Prepayment Fund”) and the Borrower irrevocably directed the Collateral Agent to effect such assignment and agrees that the Bond Prepayment Fund shall be maintained with the Bank pursuant to this Agreement.

(b) Subject to Section 2.9(c) below, the Borrower shall cause all Damages to be deposited promptly into the Bond Prepayment Fund.

(c) Subject to the Borrower’s right to apply Damages to the repair and rebuilding of property pursuant to Section 2.9(d) below, amounts on deposit from time to time in the Bond Prepayment Fund shall, at the direction of the Bank or the Borrower, be transferred to the Trustee and used to redeem outstanding Bonds.

(d) In the event of any loss, damage or destruction of or to any property of the Borrower or any condemnation of any property of the Borrower, or a sale thereof in lieu of or in anticipation of, the exercise of the power of condemnation or eminent domain, any Damages received by or on behalf of the Borrower in connection with such loss, damage, destruction or condemnation shall be used to pay the cost of repairing, rebuilding or restoring such property in accordance with Section 11 or 12 of the Mortgage, as the case may be.

2.9. Letter of Credit Fee Account.

On the Effective Date (as defined in the Amended and Restated Reimbursement Agreement), the Collateral Agent, at the Borrower’s and the Bank’s direction, assigned all of its rights in the “Letter of Credit Fee Account” described in the Collateral Agency Agreement (including, without limitation, the $189,997.75 then existing balance thereof) to the Bank as the CITYFOREST Project-Letter of Credit Fee Account (the “Letter of

Credit Fee Account”) and the Borrower irrevocably directed the Collateral Agent to effect such assignment and agrees that the Letter of Credit Fee Account shall be maintained with the Bank pursuant to this Agreement.

2.10. Senior Debt Service Reserve Fund.

(a) As described in the Amended and Restated Reimbursement Agreement, immediately prior to the Cellu Tissue Merger Sub’s (as defined in the Amended and Restated Reimbursement Agreement) acquisition of the shares of CF Corporation (as defined in the Amended and Restated Reimbursement Agreement), the Bank instructed the Collateral Agent to release any amount on deposit in the “Senior Debt Service Reserve Fund” described in the Collateral Agency Agreement in excess of $1,000,000.00 to the Borrower and to transfer such amounts to the Operating Account. On the Effective Date (as defined in the Amended and Restated Reimbursement Agreement), the Collateral Agent, at the Borrower’s and the Bank’s direction, assigned all of its rights in such “Senior Debt Service Reserve Fund” (including, without limitation, the $1,000,000.00 balance thereof) to the Bank as the CITYFOREST Project-Senior Debt Service Reserve Fund (the “Senior Debt Service Reserve Fund”) and the Borrower irrevocably directed the Collateral Agent to effect such assignment and agrees that the Senior Debt Service Reserve Fund shall be maintained with the Bank pursuant to this Agreement.

(b) On each Semiannual Date, the Borrower shall deposit to the Senior Debt Service Reserve Fund, an amount equal to the difference, if any, between (a) the Required Senior Reserve Balance as of such date; minus (b) the amount on deposit in the Senior Debt Service Reserve Fund immediately prior to the deposit provided for in this paragraph (but after giving effect to any withdrawals from the Senior Debt Service Reserve Fund on such date).

(c) Amounts on deposit in the Senior Debt Service Reserve Fund shall be used by the Bank as necessary from time to time to reimburse the Bank for the account of the Bank for Drawings in respect of principal or interest on the Bonds or other Obligations, in each case when due to the extent that there are insufficient funds available therefor in the Operating Account.

(d) On each Semiannual Date, the Bank shall transfer to the Operating Account amounts on deposit in the Senior Debt Service Reserve Fund in excess of the sum of the Required Senior Reserve Balance.

(e) The Bank shall, upon the written request of the Borrower, transfer to the Trustee any amount requested by the Borrower for the purpose of redeeming Bonds on the first date available therefor; provided, however, that after giving effect to such transfer, the balance of the Senior Debt Service Reserve Fund shall not be less than the Required Senior Reserve Balance.

(f) Interest income earned on amounts in the Senior Debt Service Reserve Fund shall not be withdrawn from the Senior Debt Service Reserve Fund prior to such time as the Required Senior Reserve Balance has been met, and once the Required Senior Reserve Balance has been met, such interest income shall be deposited into the Operating Account.

(g) The Bank acknowledges that the Senior Debt Service Reserve Fund is being established by the Borrower as a reasonably required debt service reserve fund under Section 148 of the Internal Revenue Code of 1986, as amended, funded in part from “gross proceeds” of the Bonds. The Bank agrees to (A) maintain records in a form to permit the Borrower and its agents to periodically calculate rebatable arbitrage, (B) preserve such records for a period of not less than six months following the date on which the Bonds have been fully redeemed and paid, (C) to make such records available to the Borrower, the Issuer or the Trustee upon written request therefor, and (D) upon written directions by the Borrower, accompanied by a report of the Borrower’s rebate analyst or any opinion of Bond Counsel, to transfer the “arbitrage rebate amount” set forth therein to the Trustee for credit to the Rebate Account under the Indenture.

ARTICLE III.

COMPUTATIONS

3.1. Computations. Interest, the Letter of Credit Fee and any other fee calculated on a per annum basis shall be computed on the basis of actual days elapsed and a year of 360 days.

ARTICLE IV.

PAYMENTS, PREPAYMENTS AND SETOFF

4.1. Mandatory Redemption of Bonds.

(a) If required by, and as directed by, the Bank, the Borrower, contemporaneously with the Borrower’s receipt of any Net Proceeds arising from the issuance of any equity interest in the Borrower or options or warrants or other rights to acquire the same shall: (i) exercise its rights under Section 404 of the Indenture to optionally redeem Bonds by the amount of such Net Proceeds; and/or (ii) deposit such Net Proceeds in the Cash Collateral Account described in Section 10.4 of this Agreement to secure the payment of the Obligations in accordance with Section 10.4.

(b) If a Clearwater Prepayment Event occurs, then, by no later than the 180th calendar day (or, if such day is not a Business Day, the immediately following Business Day) after the date of the Borrower’s receipt of the Bank’s written demand for prepayment of the Obligations, the Borrower shall have exercised its rights under Section 404 of the Indenture to optionally redeem the Bonds or shall have caused the Bonds Letter of Credit to be replaced by a “Substitute Credit Facility” permitted by the Indenture.

4.2. Payments. All payments and prepayments of all fees, expenses and other Obligations under the Loan Documents payable to the Bank shall be made without deduction, set-off, or counterclaim in immediately available funds not later than 2:00 p.m., Green Bay time, on the dates due at the main office of the Bank in Green Bay, Wisconsin. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Borrower authorizes the Bank to charge any of the Borrower’s accounts maintained at the Bank for the amount of any payment or prepayment or any amount owing pursuant to any of the other Loan Documents.

ARTICLE V.

ADDITIONAL PROVISIONS RELATING TO THE BOND LETTER OF CREDIT

5.1. Increased Costs. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on the Bank’s capital or the capital of its parent corporation as a consequence of the Bonds Letter of Credit issued pursuant hereto to a level below that which the Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then Borrower shall, within twenty days after written notice and demand from Bank, pay to Bank additional amounts sufficient to compensate Bank or its parent corporation for such reduction. Determinations by Bank for purposes of this Section 5.1 of the additional amounts required to compensate Bank shall be determinative in the absence of manifest error. If the Bank fails to give such notice within 60 days after it obtains knowledge of such an event, then the Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 60 days prior to the date that the Bank does give such notice. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods. Failure on the part of the Bank to demand compensation under this Section for any period shall not constitute a waiver of the Bank’s rights to demand compensation for any subsequent period.

5.2. Funding Through the Sale of Participation. The Borrower acknowledges that the Bank may fund all or any part of the Letter of Credit Obligations by sales of participation to various participants and agrees that the Bank may, in invoking its rights under this ARTICLE V, demand and receive payment for reasonable costs and other amounts incurred by, or allocable to, any such participant, or take other action arising from circumstances applicable to any such participant, to the same extent that such participant could demand and receive payments, or take other action, under this ARTICLE V or if such participant were the Bank under this Agreement except that no participant’s claims for payment of costs and other amounts under this Article V shall exceed the amount which the Bank would have received had the Bank not sold a participation to such participant.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1. Conditions of Effective Date. The Effective Date of this Agreement shall be subject to the satisfaction of the conditions precedent in addition to the applicable conditions precedent set forth in Section 6.2 below, at the Borrower’s sole cost and expense:

(a) the Clearwater Bank Guaranty in the form provided by the Bank appropriately completed and duly executed by Clearwater;

(b) the Cellu Tissue Bank Guaranty in the form provided by the Bank appropriately completed and duly executed by Cellu Tissue;

(c) a certificate of the Secretary of each Loan Party having attached (A) a copy of the corporate resolution of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party; (B) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of such Loan Party authorized to execute such Loan Documents; and (C) a copy of the bylaws or limited liability company operating agreement, as applicable, of such Loan Party in effect as of the Effective Date;

(d) a copy of the articles or certificate of incorporation or organization, as applicable, of each Loan Party in effect as of the Effective Date, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Bank;

(e) certificates (or other evidence) of good standing for each Loan Party in the jurisdiction of its incorporation or formation and, in the case of the Borrower, a certificate (or other evidence) of authority to do business in the State of Wisconsin, certified by the appropriate governmental officials as of a date acceptable to the Bank;

(f) a No Default Certificate in a form provided by the Bank executed by a Financial Officer of the Borrower;

(g)(i) an opinion of counsel to Cellu Tissue and Clearwater, addressed to the Bank, substantially in form attached hereto as Exhibit C, and (ii) an opinion of counsel to the Borrower, addressed to the Bank, substantially in form attached hereto as Exhibit C;

(h) certified copies of (i) the Clearwater Merger Agreement, (ii) the Clearwater Senior Notes Loan Documents, and (iii) the Clearwater Credit Facility Loan Documents, each certified as a true and correct copies by a Financial Officer of Clearwater;

(i) a Certificate appropriately completed and duly executed by a Financial Officer of Clearwater stating (A) all conditions precedent to the consummation of the Clearwater Merger set forth in Section 7.1, Section 7.2 and Section 7.3 of the Clearwater Merger Agreement have been satisfied or waived (including the condition relating to the HSR Act and other applicable regulatory laws set forth in Section 7.1(b) of the Clearwater Merger Agreement and the condition relating to the absence of certain orders set forth in Section 7.1(c) of the Clearwater Merger Agreement), and (B) the Clearwater Merger has been consummated in accordance with the terms Clearwater Merger Agreement, together with evidence that the Certificate of Merger has been filed in the office of the Delaware Secretary of State; and

(j) evidence of insurance for all insurance required by the Loan Documents.

6.2. Conditions Precedent to Effective Date. The Effective Date of this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) the representations and warranties contained in ARTICLE VII shall be true and correct as of the Effective Date as though made on such date; and

(b) no Default or Event of Default shall have occurred and be continuing.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, and to issue the Bonds Letter of Credit, the Borrower represents and warrants to the Bank:

7.1. Existence. Etc. The Borrower is a limited liability company duly formed and validly existing under the laws of the State of Minnesota. The Borrower has all power and authority to do business in, and is in good standing in, the State of Wisconsin. Other than the States of Minnesota and Wisconsin, there are no other jurisdictions where the nature of the Borrower’s business or the nature of the property owned or leased by the Borrower requires the Borrower to qualify for authorize to do business, except where the failure to effect such qualification could not reasonably be expected to cause a Material Adverse Occurrence. The Borrower has all power and authority to own its properties.

7.2. Due Authorization, No Breach, No Liens. The execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party are within the Borrower’s powers, have been duly authorized by all necessary action by the managing member of the Borrower, and do not contravene (a) the Borrower’s articles of organization, certificate of formation, operating agreement, member control agreement, limited liability company agreement or other organizational document, (b) any Governmental Rule or (c) any indenture, loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound; and such execution, delivery and performance do not result in or require the creation of any Lien upon or with respect to any of the Borrower’s properties, other than Permitted Liens. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other material agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to cause a Material Adverse Occurrence. No Default or Event of Default has occurred and is continuing.

7.3. Governmental Approvals. No Governmental Approval is required for the due execution, delivery and performance by the Borrower of the Transaction Documents to which it is a party, other than those already obtained and those not yet required but obtainable in the ordinary course as and when required. The Governmental Approvals set forth on Schedule 7.3 attached hereto and incorporated herein by reference constitute all of the Governmental Approvals necessary for the lawful ownership, operation and maintenance of the Plant.

7.4. Transaction Documents. The Transaction Documents to which the Borrower is a party are the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies. The Transaction Documents are in full force and effect in all material respects and no default under any Transaction Document has occurred and is continuing.

7.5. Financial Condition.

(a) The Borrower’s audited financial statements as at December 31, 2009 and unaudited financial statements dated October 31, 2010, as heretofore furnished to the Bank (the “Historical Financial Statements”), have been prepared in accordance with GAAP on a consistent basis (except, in the case of the unaudited financial statements, for the omission of footnotes and prior period comparative data required by GAAP and for variations from GAAP which in the aggregate are not material) and fairly present the financial condition of the Borrower as at such dates and the results of its operations and changes in financial position for the respective periods then ended. Other than the Clearwater Senior Notes Subsidiary Guarantee, the Borrower has no material liabilities which have not been disclosed in such financial statements or otherwise disclosed in writing to the Bank. Since December 31, 2009, no event has occurred which could reasonably be expected to cause a Material Adverse Occurrence.

(b) The Historical Financial Statements present fairly the financial condition of the Borrower on a pro forma basis assuming consummation of the Clearwater Merger Transactions as of the last day of the period covered thereby, except that the Historical Financial Statements do not reflect (i) the satisfaction and discharge and release of liens, as of the date hereof, of the Cellu Tissue Senior Secured Notes Loan Documents and the Cellu Tissue Credit Facility Loan Document (each as defined in the Original Reimbursement Agreement), (ii) the Clearwater Senior Notes Subsidiary Guarantee, and (iii) subject to the proviso in Section 9.13(x)(ii), the restrictions existing on the date hereof in the Clearwater Senior Notes Indenture.

7.6. Material Contracts. Neither the Borrower nor any of its property is a party to, or bound by, any Material Contracts.

7.7. Proceedings. There is no pending or, to the best of the Borrower’s knowledge, threatened action or proceeding which is material before any court, governmental agency or arbitrator to which the Plant, the Borrower or any Affiliate thereof, or the property of any of the foregoing, is or may become a party, which could, if adversely determined, reasonably be expected to cause a Material Adverse Occurrence or which purports to affect or challenge the legality, validity or enforceability of any Transaction Document. All pending or threatened proceedings or claims are disclosed on Schedule 7.7 attached hereto and incorporated herein by reference.

7.8. Compliance with Laws. Etc. The Borrower is in material compliance with all statutes and Governmental Rules and Governmental Approvals applicable to the Borrower, its properties and operations except to the extent that such noncompliance could not reasonably be expected to constitute a Material Adverse Occurrence. Without limiting the generality of the foregoing, the Plant complies in all material respects with all applicable Governmental

Approvals and Governmental Rules, including zoning, environmental protection, use and land use and building laws, ordinances and regulations, except to the extent that such noncompliance could not reasonably be expected to constitute a Material Adverse Occurrence. The Borrower has no knowledge of any notices of violations of any such laws, ordinances or regulations issued by any Governmental Person having jurisdiction over the Borrower or its properties.

7.9. Taxes. The Borrower has filed all tax returns (federal, state and local) required to be filed by it and has paid or caused to be paid all taxes due for the periods covered thereby, including interest and penalties, except for any such taxes, interest or penalties which are being timely contested in good faith and by proper proceedings and in respect of which the Borrower has set aside adequate cash (or cash equivalent) reserves for the payment thereof.

7.10. ERISA. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan that has resulted, or could reasonably be expected to result, in a Material Adverse Occurrence. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under all Single Employer Plans maintained by the Borrower or any of its ERISA Affiliates (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made, exceed the value of the assets of such Plans by an aggregate amount greater than $100,000.00. Neither the Borrower nor any of its ERISA Affiliates has had a complete or partial withdrawal (as defined in Section 4201 of ERISA) from any Multiemployer Plan that has resulted, or could reasonably be expected to result, in a Material Adverse Occurrence. The present value (determined using actuarial and other assumptions that are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement benefits (excluding benefits required by Section 4980B of the Code and similar Governmental Rules) to be provided to their current and former employees under any Plans that include “welfare benefit plans” (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans that are allocable to such benefits by an amount that could reasonably be expected to result in a Material Adverse Occurrence.

7.11. Business. The sole business of the Borrower is the operation of the Plant and the sale of Inventory.

7.12. Insurance. All insurance required by Section 8.8, in each case required to be in effect on the Effective Date, is in full force and effect.

7.13. Title to Collateral. The Borrower possesses good and marketable title to the Collateral that it purports to own, including all properties and assets referred to in the most recent financial statements of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of the properties, revenues or assets of any such Person is subject to a Lien, except for Liens permitted under Section 9.1.

7.14. Security Documents; Liens. The Security Documents: (a) create valid and first priority security interests in the Collateral, subject only to the Liens permitted under Section 9.1;

and (b) are “Permitted Liens” as defined in the Clearwater Senior Notes Indentures and are permitted under Section 10.2.2 of the Clearwater Bank of America Loan Agreement.

7.15. Sufficiency of Rights. All roads necessary for the full utilization of the Plant for its intended purpose have been completed. The Borrower has all rights and property interests that are required to enable the Borrower to obtain all services, materials and rights required for the operation and maintenance of the Plant.

7.16. Disclosure. No exhibit, schedule, report or other information (unless superseded by a subsequently provided, corrected exhibit, schedule or report or by corrected information) provided by the Borrower or any of its Affiliates or their respective agents to the Bank in connection with the negotiation and execution of the Transaction Documents to which the Borrower is party and otherwise in connection with the transactions contemplated thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein taken as a whole not misleading, as of the date provided.

7.17. Use of Bond Proceeds. No Bond Proceeds were used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

7.18. Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

7.19. Incorporation of Representations and Warranties. Each of the following representations and warranties were true and correct when made and if any such representation and warranty is a continuing representation and warranty under the relevant Transaction Document as of the Effective Date, then such continuing representation and warranty is true and correct as of the Effective Date:

(a) all representations and warranties of the Borrower in the Bond Documents to which the Borrower is a party;

(b) all representations and warranties of the Borrower in any Clearwater Senior Notes Loan Documents to which the Borrower is party or pertaining to the Borrower or any of its properties in any Clearwater Senior Notes Loan Document (for purposes of providing an example as to the scope of the representations and warranties covered by this Section 7.19, but without limiting the terms of this Section 7.19, any representation of warranty in any Clearwater Senior Notes Loan Document pertaining to a “Subsidiary”, a “Restricted Subsidiary”, a “Guarantor”, a “Grantor”, a “Mortgagor”, a “Trustor” or words to similar effect pertaining to the Borrower shall be deemed covered by this Section 7.19); and

(c) all representations and warranties of, or pertaining relating to, the Borrower or any of its properties in the Clearwater Merger Agreement.

The Borrower has no knowledge that any of the representations and warranties made in the Transaction Documents by or on behalf of any party thereto other than the Borrower is untrue or incorrect in any material respect.

7.20. Status. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended.

7.21. Broker’s Fees. The Borrower has not dealt with any Person who may be entitled to any finder’s fee, brokerage commission, loan commission or other sum in connection with the transactions contemplated by this Agreement. The Borrower hereby agrees to indemnify, defend and hold harmless the Bank against any and all loss, liability, cost or expense, including reasonable attorneys’ fees, that such parties may suffer or sustain with respect to any finder’s fee, brokerage commission or other sum due in connection with this Agreement.

7.22. Leases; Other Agreements. Except as set forth on Schedule 7.22 attached hereto and incorporated herein by reference, there are no leases or subleases affecting the Plant. As of the date of this Agreement, there are no contracts or agreements materially affecting the use, operation or maintenance of the Plant.

7.23. Environmental Matters. Except as otherwise disclosed in the Environmental Reports listed in Schedule 1 to the Environmental Indemnity: (a) to the best knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences regarding the Property that could reasonably be anticipated (i) to form the basis of a Hazardous Materials Claim against the Property, the Borrower or any of its officers, directors, employees, or agents or, to the best knowledge of the Borrower, any other Persons occupying or conducting operations on or about the Property, that individually or in the aggregate could reasonably be expected to result in a Material Adverse Occurrence, (ii) to cause the Property to be subject to any restrictions on its ownership, occupancy, use (other than those imposed pursuant to the Permits described in Schedule 7.3 attached hereto) or transferability under any applicable Environmental Law, or (iii) to require the filing or recording of any notice, registration, permit or disclosure documents under any applicable Environmental Law, except for any necessary recording or filing of the Permits described in Schedule 7.3 attached hereto; (b) all Governmental Approvals required under Environmental Laws to operate the Project and the Plant are identified in Schedule 7.3 attached hereto; and (c) the representations and warranties set forth in Section 2 of the Environmental Indemnity are incorporated herein by reference as though fully set forth herein.

7.24. Transactions with Affiliates. Except for the Clearwater Senior Notes Subsidiary Guarantee or as disclosed in Schedule 7.24, the Borrower is not a party to any agreement with or subject to any commitment in favor of any Affiliate of the Borrower.

7.25. Ownership and Control. Clearwater owns 100% of Cellu Tissue’s issued and outstanding Equity Interests, and Cellu Tissue owns 100% of the Borrower’s issued and outstanding Equity Interests. All of the issued and outstanding Equity Interests of the Borrower are duly authorized, validly issued, fully paid and non-assessable. The Borrower has not granted or issued, and has not agreed to grant or issue, any options, warrants or similar rights to any

Person to acquire any Equity Interests of, or other securities convertible into, the Borrower’s Equity Interests.

7.26. Indebtedness. Except for Indebtedness permitted by Section 9.2, the Borrower does not have any Indebtedness.

7.27. Guaranty or Suretyship. Except for Contingent Obligations permitted by Section 9.4, the Borrower is not a party to any contract of guaranty or suretyship and none of its assets is subject to such a contract.

7.28. Trademarks, Patents. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others. Schedule 7.29 attached hereto and incorporated herein by reference is a complete list of all such patents and trademarks.

7.29. Subsidiaries. The Borrower does not have any Subsidiaries.

7.30. Partnerships and Joint Ventures. The Borrower is not a partner (limited or general) or joint venturer in any partnerships or joint ventures.

7.31. Intentionally Deleted.

7.32. Solvency. The Borrower is Solvent after giving effect to the issuance of the Bonds Letter of Credit, the incurrence of any other Indebtedness pursuant to the Loan Documents, and the granting of Liens pursuant to the Loan Documents.

7.33. Contracts; Labor Matters. Except as disclosed on Schedule 7.33 attached hereto and incorporated herein by reference: (a) the Borrower is not a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order, the performance of which could reasonably be expected to cause a Material Adverse Occurrence; (b) on the Effective Date: (i) the Borrower is not a party to any labor dispute; and (ii) there are no strikes or walkouts relating to any labor contracts to which the Borrower is subject.

7.34. Trading with the Enemy Act. The execution of this Agreement does not violate the Trading with the Enemy Act of 1917, as amended, nor any of the foreign assets control regulations promulgated thereunder or the under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945. Neither the Borrower nor any person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary of the Borrower is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders.

7.35. Survival of Representations. All representations and warranties contained in this ARTICLE VII shall survive the issuance of the Bonds Letter of Credit and any investigation at any time made by or on behalf of the Bank shall not diminish the Bank’s rights to rely thereon.

ARTICLE VIII.

AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Bonds Letter of Credit are terminated or expired and the Letter of Credit Obligations and all other Obligations of the Borrower to the Bank hereunder and under the other Loan Documents or otherwise have been paid in full, unless the Bank shall otherwise expressly consent in writing:

8.1. Preservation of Existence. Etc. The Borrower shall: (a) preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its incorporation except where the failure to do so can be cured without any adverse effect on the Borrower’s rights, franchises or privileges; and (b) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to so qualify or remain qualified could not reasonably be expected to result in a Material Adverse Occurrence.

8.2. Governmental Approvals. The Borrower shall maintain in effect and comply with at all times in all material respects, all Governmental Approvals except where non-compliance could not reasonably be expected to result in a Material Adverse Occurrence.

8.3. Maintenance of Properties, Etc. The Borrower shall maintain and preserve all of its properties necessary in the conduct of its business in good working order and condition, ordinary wear and tear, and obsolescence, excepted.

8.4. Maintenance and Operation of the Plant. The Borrower shall administer, maintain, repair and operate the Plant (including the making from time to time of all necessary renewals and replacements), in a sound and workmanlike manner consistent with good engineering practice and safety standards, ordinary wear and tear and obsolescence excepted, and substantially in accordance with sound tissue mill industry practices and in compliance with the Bond Documents and the Loan Documents and all applicable Governmental Approvals.

8.5. Maintenance of Security Interests. The Borrower shall take or cause to be taken all actions that may be necessary or that the Bank may reasonably request to maintain and preserve the security interests and Liens created by the Security Documents and the priority thereof, including without limitation executing any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) reasonably requested by the Bank for such purpose.

8.6. Performance of Transaction Documents. The Borrower shall: (a) perform and observe all material terms and provisions of each Bond Document, each Clearwater Senior Notes Loan Document and each Clearwater Facility Loan Document to be performed or observed by the Borrower; (b) maintain each Bond Document in full force and effect; and (c) enforce each Bond Document in accordance with its terms and take all actions concerning enforcement of each Bond Document as the Bank may from time to time reasonably request.

8.7. Payment of Taxes. Etc. The Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims (including claims for labor, materials and supplies to the extent Liens relating thereto are not Permitted Liens), which, if unpaid, might become a lien or charge upon any properties of the Borrower, provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being timely contested in good faith and by proper proceedings and in respect of which the Borrower has set aside adequate cash (or cash equivalent) reserves for the payment thereof; provided, however that, in all events, the Borrower shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith upon the commencement of foreclosure of any Lien which may have attached as security therefor.

8.8. Maintenance of Insurance.

(a) General Requirements. The Borrower shall maintain or cause to be maintained in effect, in amounts, from carriers with an A.M. Best Company Key Rating Guide of “A-IX” or better and authorized to do business in the State of Wisconsin, and in form satisfactory to the Bank, the insurance described in the Bond Documents and such other insurance as the Bank shall reasonably request from time to time, and shall maintain such additional insurance as set forth in Schedule 8.8 attached hereto and incorporated herein by reference.

(b) Certificates of Insurance. By no later than 10 days prior to the then current expiration date of the polices shown on any insurance certificate delivered by the Borrower to the Bank, the Borrower shall deliver to the Bank updated certificates of insurance for all insurance required under any Bond Document or Loan Document. Such certificates shall be executed by each respective insurer or by an authorized representative of each insurer. Such certificates shall identify the underwriters or companies issuing such insurance, the type of insurance, the policy term and shall specifically list the special provisions enumerated for such insurance in any of the Bond Documents or Loan Documents.

(c) Insurance Reports. Concurrently with the delivery of the certificates required in (b) above at least 10 days prior to the expiration of any insurance policy, the Borrower shall deliver to the Bank a letter from the Borrower’s insurance broker, signed by an officer of the broker, stating that all premiums then due have been paid and that, in the opinion of such broker, the Borrower’s insurance then carried or to be renewed meets or exceeds the requirements of the Bond Documents and/or the Loan Documents.

(d) Proceeds of Insurance. All proceeds of any insurance required hereunder shall be applied in accordance with the terms of the Security Documents.

(e) Certain Requirements Regarding Liability Policies. Liability policies covering general liability and automobile liability shall include endorsements providing (i) for additional insured coverage for the Bank, and their respective officers, directors, employees, agents and representatives; (ii) that insurance for the Bank as additional insured is primary insurance and any other insurance available to the Bank shall apply as excess; (iii) thirty days prior written notice of cancellation by certified mail in the event of cancellation (other than cancellation for nonpayment of premium, for which the notice period may be ten days); (iv) a cross-liability or severability of interests provision stipulating that insurance available to the Bank as an insured applies separately with respect to insurance available to other insureds as though separate policies had been issued to each; and (v) a waiver of subrogation by insurers in favor of the Bank.

(f) Certain Requirements Regarding Property Insurance. Property policies (including builder’s risk and boiler and machinery coverage) covering real and personal property of the Plant shall include, (i) a lender’s loss payable endorsement or a standard first mortgage endorsement in favor of the Bank, (ii) thirty days prior written notice of cancellation in the event of cancellation of any policy and (iii) a waiver of subrogation by insurers in favor of the Bank.

(g) Amendment of Coverage. The Bank, in its reasonable discretion, may at any time amend the amount and scope of coverage of any of the insurance policies required hereunder to cover such risks that could not have been foreseen by the parties hereto on the date of this Agreement and which, in the reasonable judgment of the Bank, renders such coverage materially inadequate; provided, however, that the Bank shall not require the Borrower to obtain insurance that is not reasonably commercially available or which is not commonly maintained by businesses in the same line of business and geographic location as the Borrower.

8.9. Keeping of Records and Books of Account. The Borrower shall keep adequate records and books of account, in which full and correct entries shall be made in accordance with generally accepted accounting principles of all financial transactions of the Borrower, the assets and business of the Borrower and all costs and expenses in connection with the Plant.

8.10. Inspection Rights. The Borrower shall, at any reasonable time and from time to time, permit the Bank and its agents and representatives, upon reasonable prior notice, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower and of the Plant with the Borrower and any of its officers or directors. The Borrower agrees to pay, or reimburse the Bank for the payment of, the Bank for its reasonable fees and out-of-pocket expenses incurred with respect to such examinations for: (a) one (1) examination and inspection during any fiscal year (the pre-closing examination and inspection not counting as inspection during the current fiscal year); (b) two (2) examinations and inspections during any fiscal year in which the Borrower completes a material acquisition or any fiscal year thereafter; (c) any examination and inspection that reveals that the Borrower’s financial reports most recently delivered to the Bank contain significant errors or discrepancies; and/or (d) any examination and inspection conducted at any time after the occurrence and during the continuance of an Event of Default. None of the foregoing shall imply that the Bank is under any duty to examine any books and records. Any inspection or examination by the Bank is for the sole purpose of protecting the Bank’s security and preserving the Bank’s rights under the Loan Documents. No Default or Event of Default will be deemed waived by any such inspection.

8.11. Compliance with Laws. The Borrower shall comply in all material respects with all applicable Governmental Rules, including all applicable federal, state and local energy and labor laws and similar laws, rules, regulations and orders except where such non-compliance could not reasonably be expected to result in a Material Adverse Occurrence.

8.12. Banking Accounts. The Borrower shall maintain all of its banking accounts with the Bank except that the Borrower may maintain its payroll account no. 124599 and its health claims account no. 126332 with Pioneer National Bank, Ladysmith, Wisconsin so long as such bank has entered into a deposit account control agreement with the Bank.

8.13. Reporting Requirements. The Borrower shall furnish to the Bank, in each case in form and substance reasonably acceptable to the Bank:

(a) as soon as available and in any event within 30 days after the end of each fiscal month, a copy of the unaudited financial statements of the Borrower prepared in conformity with GAAP on a consistent basis (except (i) for the omission of footnotes and prior period comparative data required by GAAP and for variations from GAAP which in the aggregate are not material and (ii) that the unaudited financial statements for the month ending December 31, 2010 may be delivered on a non-GAAP historic basis consistent with financial statements delivered prior to the Clearwater Merger) consisting of a balance sheet of the Borrower as of the end of such month and statements of income, cash flows and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the budgets for such period, certified by a Financial Officer of the Borrower;

(b) as soon as available and in any event within 30 days after the end of each fiscal quarter of the Borrower, a Compliance Certificate (the “Compliance Certificate”) in the form of Exhibit B attached hereto certified by a Financial Officer of the Borrower;

(c) as soon as available and in any event by the 15th day of each fiscal year, a copy of the operating budget of the Borrower for the then current fiscal year, certified by a Financial Officer of the Borrower (provided that the operating budget for the fiscal year commencing January 1, 2011, may be delivered no later than February 14, 2011;

(d) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audited financial statements for such year for the Borrower prepared in conformity with GAAP, containing financial statements of the Borrower for such year and statements of income, cash flows and retained earnings, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank together with (i) any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants; (ii) a Compliance Certificate certified by a Financial Officer of the Borrower; and (iii) a statement by the accounting firm performing such audit stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines and internal policies of such accounting firm);

(e) as soon as possible and in any event within 5 days after the Borrower becomes aware of the occurrence of any Default or Event of Default continuing on the date of such statement, a statement of an authorized officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(f) as soon as possible and in any event within 5 days after the Borrower becomes aware of the institution of any action or proceeding affecting the Borrower or the Plant before any court, Governmental Person or arbitrator which, if determined adversely to the Borrower or the Plant, as applicable, would materially adversely affect the performance of the Transaction Documents or which purports to affect the legality, validity or enforceability of any of the Transaction Documents, a statement of an authorized officer of the Borrower setting forth details of such action or proceeding and the action which the Borrower has taken and proposes to take with respect thereto;

(g) upon preparation for recording, copies of any documents granting easements, licenses, or other similar rights benefiting or encumbering the Property;

(h) upon delivery or receipt thereof, a copy of any notice required to be delivered by or to the Borrower under any Bond Document;

(i)(i) as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any Termination Event with respect to any Single Employer Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, that the Borrower proposes to take with respect thereto; (ii) promptly and in any event within ten Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any of its ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; (iii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower if the present value of the accrued benefits under the Single Employer Plan exceeds its assets by an amount in excess of $1,000,000.00 and (iv) promptly and in any event within fifteen Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

(j) concurrently with delivery thereof to the Trustee or any Governmental Person, any report, certificate, request, statement, notice, instrument or opinion of counsel required to be delivered by the Borrower pursuant to any Bond Document, in each case addressed to the Bank;

(k) promptly, and any event by no later than five (5) Business Days prior to the date on which Cellu Tissue proposes to consummate any transaction described in clause (a) of the definition of “Clearwater Prepayment Event”, notify the Bank of Clearwater’s intent to do so and provide the Bank with copies of the relevant documentation governing such transaction or, in each case, cause Clearwater to do so;

(l) within five (5) Business Days after making a Permitted Debt Payment, a certificate from a Financial Officer of the Borrower certifying compliance with Section 9.7(b)(ii) or Section 9.15(a)(iv), as the case may be; and

(m) such other information respecting the condition or operations, financial or otherwise, of the Borrower, any other Loan Party or the Plant as the Bank may from time to time reasonably request.

8.14. Environmental Matters. The Borrower shall at all times: (a) not cause or permit the Property to be in violation of any Environmental Law which violation would have a material effect on the ability of the Borrower to perform its obligations under the Bond Documents or the Loan Documents; and (b) promptly upon the Borrower’s knowledge thereof, advise the Bank in writing of (i) any and all enforcement, cleanup, removal, mitigation or other governmental or regulatory actions affecting the Property instituted in writing against the Borrower pursuant to any Environmental Laws and (ii) all claims made in writing by any third party against the Borrower or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance Activity at or from the Property in violation of applicable Environmental Laws (the matters set forth in clauses (a) and (b) above are hereinafter referred to as “Hazardous Materials Claims”). In addition, the Borrower shall (i) comply in all material respects and cause all other Persons constructing, occupying or conducting operations on or about the Property, to comply in all material respects with all Environmental Laws now or hereafter applicable to the Property; (ii) obtain, at or prior to the time required by applicable Environmental Laws, all Governmental Approvals required pursuant to applicable Environmental Law for the Borrower’s operations, and the construction, operation and maintenance of the Plant, and maintain such Governmental Approvals in full force and effect; (iii) not generate, use, treat, recycle, store, release or dispose of, or permit the generation, use, treatment, recycling, storage, release or disposal of Hazardous Substances on the Property, or transport or permit the transportation of Hazardous Substances to or from the Property, other than in material compliance with all applicable Environmental Laws; (iv) conduct and complete any reasonable investigation, study, sampling and testing and undertake any reasonable cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Substances released at, on, in, under or emanating from the Property for which the Borrower is liable, in accordance with and to the extent necessary under all applicable Environmental Laws; and (v) provide the Bank with written notice of (A) any fact, circumstance, condition, occurrence or release at, on, under or from the Property that results in material noncompliance with any Environmental Law or that has resulted or could reasonably result in personal injury or material property damage claims or could have a material adverse effect on the Borrower, such notice to be given promptly after the condition is discovered by or made known to the Borrower and (B)

any pending or threatened Hazardous Materials Claim against the Borrower or any other Persons occupying or conducting operations on the Property, such notice to be given promptly after such Hazardous Materials Claim is commenced or threatened against the Borrower. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, incident, or occurrence and the Borrower’s response thereto. In addition, the Borrower will provide the Bank with copies of all written communications with any Governmental Person relating to any material violation by the Borrower of any applicable Environmental Law or any Hazardous Materials Claim commenced against the Borrower promptly after the giving or receiving of any such written communications. The Borrower shall also provide such detailed reports of any Hazardous Materials Claim as may be reasonably requested by the Bank.

8.15. Further Assurances. The Borrower shall, at the request of the Bank, execute, deliver and furnish such documents or take such further action as the Bank may reasonably deem necessary or desirable to evidence the Obligations, perfect the security therefor, or otherwise carry out the terms of this Agreement or any other Loan Document.

8.16. ERISA. The Borrower shall maintain each Single Employer Plan in material compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code.

8.17. Amortization Schedule. The Borrower shall cause the Bonds to be retired in accordance with the amortization schedule set forth in Schedule 8.18 attached hereto and incorporated herein by reference (the “Amortization Schedule”).

8.18. Consent to Optional Redemption. The Borrower hereby agrees that, prior to the effectiveness of any election by the Borrower to exercise its right of optional redemption of the Bonds pursuant to the Indenture and the Bond Loan Agreement (excluding redemptions required by Section 8.18 or made in connection with a Clearwater Prepayment Event), the Borrower will obtain the Bank’s prior written consent to such optional redemption of the Bonds, and if consented to by the Bank, the Bank shall execute such written consents with respect thereto as may be required by the Trustee under the Indenture. The Bank shall not withhold its consent to such optional redemption of the Bonds so long as the Borrower shall satisfy the Bank that the Borrower will have funds available to it in an amount sufficient to reimburse the Bank for the Drawing under the Bonds Letter of Credit to pay the redemption price of such Bonds and that such funds will be on deposit with the Trustee or the Bank at such time as would enable the Bank to be reimbursed for Drawings made in connection with such redemption on the proposed redemption date and to pay the Optional Redemption Fee required by Section 2.3(b), if applicable. The Borrower further agrees to take all action requested by the Bank to cause Bonds to be redeemed pursuant to Section 4.2(c) or Section 8.18 of this Agreement.

8.19. Replacement of Trustee. Upon the Bank’s written request, the Borrower shall take such action as may be necessary to remove the Trustee pursuant to Section 1107 of the Indenture, in which case the $3,000.00 Transfer Fee shall be waived.

ARTICLE IX.

NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Bonds Letter of Credit is terminated or expired and all other Obligations of the Borrower to the Bank hereunder and under the other Loan Documents or otherwise have been paid in full, unless the Bank shall otherwise expressly consent in writing:

9.1. Liens. Etc. The Borrower shall not create or suffer to exist any Lien on any asset of the Borrower other than:

(a) Liens under the Security Documents, or permitted thereby or by this Agreement;

(b) Liens securing Purchase Money Indebtedness incurred in connection with Capital Expenditures made after the date of this Agreement by way of purchase money security interest, purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, provided that the Indebtedness secured thereby is permitted as a Capital Expenditure at the time of such incurrence and does not exceed the lesser of the purchase price or the fair market value of such property at the time of its acquisition;

(c) Liens on equipment leased in a manner not prohibited by any Transaction Document;

(d) Liens listed on Schedule 7.13 to this Agreement; and

(e) Permitted Liens.

9.2. Indebtedness. The Borrower shall not create or suffer to exist any Indebtedness except:

(a) Indebtedness under this Agreement;

(b) Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(c) Contingent Obligations under the Clearwater Senior Notes Subsidiary Guarantee;

(d) Other Indebtedness existing on the date of this Agreement and disclosed on Schedule 9.2 attached hereto and incorporated herein by reference and any extension, refinancing or renewal thereof that: (i) does not include an increase in the principal amount thereof; and/or (ii) does not impose any standard of financial performance on the Borrower that is greater than the standards of financial performance set forth in this Agreement;

(e) Purchase Money Indebtedness and Capital Leases so long as no Event of Default has occurred and is continuing on the date of the incurrence of such Indebtedness;

(f) Indebtedness of the Borrower to Cellu Tissue or Clearwater or its wholly owned subsidiaries; and

(g) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

9.3. Lease Obligations. Intentionally Deleted.

9.4. Guaranty Obligations. Except as provided in the Loan Documents or for Indebtedness permitted by Section 9.2, the Borrower shall not: (a) be or become liable on any Contingent Obligations; or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

9.5. Mergers, Restriction on Fundamental Changes, Etc. The Borrower shall not liquidate or dissolve, or merge into or consolidate with or into, or acquire all or substantially all of the assets of, any Person, except as contemplated in the Clearwater Merger Transactions. The Borrower shall not permit any material amendment of its organizational documents, except as contemplated in the Clearwater Merger Transactions.

9.6. Sales, Etc. of Assets. The Borrower shall not, nor shall it permit any Person to, whether by operation of law or otherwise, sell, assign, lease, transfer or otherwise dispose of all or any substantial part of its assets (whether now owned or hereafter acquired) to any Person, except that the Borrower may sell any of its assets:

(a) dispositions of Inventory, or used, worn-out or surplus Equipment, all in the ordinary course of business;

(b) the sale of Equipment to the extent that such Equipment is exchanged for credit against the purchase price of similar replacement Equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement Equipment; or

(c) other dispositions of property during the term of this Agreement so long as the Net Proceeds to be obtained from any such transaction (or related series of transactions) does not exceed $100,000.00 or the aggregate Net Proceeds determined from all such transactions in any fiscal year does not exceed $100,000.00.

9.7. Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests; and

(b) so long as no Default or Event of Default has occurred and is continuing at the time of a proposed payment of a Permitted Tax Distribution or could reasonably be expected to result from such payment, the Borrower may make distributions (the

“Permitted Tax Distributions”) to its member for the sole purpose of paying the tax liabilities of the Borrower’s member resulting from the reported net income of the Borrower so long as the Borrower is a pass-through tax entity under the Code; provided, however, that: (A) such member’s federal and state income tax liability shall be computed on the basis of the highest marginal tax rates under the Code and the laws of the State of Minnesota; (B) Permitted Tax Distributions shall be paid in estimated quarterly installments contemporaneously with its member’s obligations to pay estimated income taxes based upon the Borrower’s annualized income through the end of its fiscal month immediately preceding such tax installment’s due date and also contemporaneously with such member’s filing of its federal and state income tax returns if the estimated Permitted Tax Distributions paid for any of the Borrower’s fiscal years are not sufficient to pay such member’s actual income tax liability computed at the highest marginal rates based on its share of the Borrower’s actual taxable income for such fiscal year as disclosed by copies of the Borrower’s tax returns and related Schedules K-1 for such fiscal year delivered to the Bank pursuant to this Agreement; and (C) if the Permitted Tax Distributions actually paid with respect to any of the Borrower’s fiscal years exceed the Permitted Tax Distributions permitted by this Section 9.7(b) based upon the Borrower’s actual taxable net income as disclosed by copies of such tax returns and schedules described above, then the Borrower shall immediately recover the excess amount from the recipient and shall not pay any further Permitted Tax Distributions to any Person until such excess amount is recovered.

9.8. Investments in Other Persons. Other than Permitted Investments, the Borrower shall not make any loan or advance to any Person or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, any Person (other than the Borrower).

9.9. Change in Nature of Business. The Borrower shall not engage in any business other than the operation of the Plant or make any material change in the nature of its business as carried on at the date hereof.

9.10. Change of Fiscal Year. The Borrower will not change its fiscal year.

9.11. Plans. The Borrower shall not permit any condition to exist in connection with any Single Employer Plan that could reasonably be expected to constitute grounds for the PBGC to institute proceedings to have such Single Employer Plan terminated or a trustee appointed to administer such Single Employer Plan; permit any Single Employer Plan to terminate under any circumstances that would cause the Lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any of its ERISA Affiliates; or permit the underfunded amount of any Single Employer Plan benefits guaranteed under Title IV of ERISA to exceed $50,000.00.

9.12. Subsidiaries, Partnerships and Joint Ventures. The Borrower shall not: (a) form or acquire any corporation or company which would thereby become a Subsidiary; or (b) form or enter into any partnership as a limited or general partner or form or enter into any joint venture.

9.13. Restrictive Agreements. The Borrower shall not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a) the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Bank;

(b) the Bank’s right to impose the conditions set forth in this Agreement upon the Borrower’s ability to pay dividends or distributions with respect to its Equity Interests or to repay loans or advances made to the Borrower by Cellu Tissue or Clearwater;

provided that:

(x) the foregoing shall not apply to:

(i) restrictions and conditions imposed by law or by any Loan Document,

(ii) restrictions and conditions existing on the date hereof identified on Schedule 9.13 attached hereto and incorporated herein by reference including the Clearwater Senior Notes Indenture and the Clearwater Bank of America Loan Agreement; provided further, that in no event shall any such restriction or condition be breached or violated by: (A) the Borrower’s incurrence of the Indebtedness under this Agreement and the grant of Liens in its property pursuant to the Loan Documents; or (B) the Borrower’s performance of its obligations under the Loan Documents; or (C) the Borrower’s incurrence of any Indebtedness to refinance the Indebtedness incurred under this Agreement so long as: (1) the terms of such re-refinancing Indebtedness comply with any requirement then imposed by the Clearwater Senior Notes Loan Documents and the Clearwater Credit Facility Loan Documents for permitted re-financing Indebtedness; (2) with respect to all Letter of Credit Obligations, the Liens securing such re-financing Indebtedness shall be substantially the same as those created by the Security Documents; and (3) the applicable restrictions described in Section 9.13(b) in the documentation for the re-financing Indebtedness are not materially more restrictive, when taken as a whole, than the applicable restrictions in this Agreement; and

(iii) customary restrictions and conditions contained in agreements relating to the sale of the Borrower pending such sale; and

(y) clause (a) of the foregoing shall not apply to: (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; and (ii) customary provisions in leases and other contracts restricting the assignment thereof.

9.14. Payment Terms. The Borrower shall not materially change its selling terms of payment on Accounts as in effect on the date of this Agreement in any manner that materially affects the value of the Accounts as collateral for the Obligations or provide dating terms that exceed 90 days after the relevant invoice date.

9.15. Transactions with Related Parties. The Borrower shall not: (a) permit the direct or indirect transfer, distribution or payment of any of its funds, assets or property to any Related Party, except that the Borrower may pay: (i) bona fide employee compensation (including benefits) to Related Parties for services actually rendered to the Borrower; (ii) expenses incurred by an employee in the ordinary course of business; (iii) expenses or rents for services or property or the use thereof allocated to the Borrower; provided, however, that all such payments pursuant to subsections (a)(i), (ii) and (iii) shall not exceed the amount which would be payable in a comparable arm’s length transaction with a third party who is not a Related Party; (iv) repayment of Indebtedness permitted by Section 9.2(g) (such repayments being “Permitted Debt Payments”) so long as: (A) no Default or Event of Default has occurred and is continuing at the time of the proposed Permitted Debt Payment; (b) lend or advance money, credit or property to any Related Party; (c) invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any assets or properties, of any Related Party except otherwise permitted by other subsections of this Section 9.15; or (d) guarantee, assume, endorse or otherwise become responsible for, or enter into any agreement or instrument for the purpose of discharging or assuming (directly or indirectly, through the purchase of goods, supplies or services or otherwise) the indebtedness, performance, capability, obligations, dividends or agreement for the furnishing of funds of any Related Party or any officer, director or employee thereof except for the Contingent Obligations permitted by Section 9.4.

9.16. Unconditional Purchase Obligations. The Borrower shall not enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

9.17. Intentionally Omitted.

9.18. Leverage Ratio. The Borrower shall not permit, as of any Quarterly Measurement Date, the Leverage Ratio to be greater than 2.5 to 1.0.

9.19. Fixed Charge Coverage Ratio. The Borrower shall not permit, as of any Quarterly Measurement Date, the Fixed Charge Coverage Ratio to be less than 1.2 to 1.0.

9.20. Capital Expenditures. The Borrower shall not make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate Capital Expenditures made by the Borrower during any of its fiscal years would exceed $3,000,000.00.

9.21. Sale and Lease. The Borrower shall not enter into any agreement providing for the leasing by the Borrower of property which has been or is to be sold or transferred by the Borrower to the lessor thereof, or which is substantially similar in purpose to property so sold.

9.22. Bonds Interest Rate Mode Election. The Borrower shall not convert the interest rate on the Bonds from the “Variable Rate” to the “Adjusted Interest Rate” permitted by Section 302 of the Indenture.

9.23. Bond Status. The Borrower will not take any action or fail to take any action within its reasonable control that shall cause the Rating Agency to reduce the rating on the Bonds. The Borrower shall not be responsible for any change in such rating of the Bonds resulting from the Bank’s actions or a change in the rating of the Bank.

9.24. Bond Documents. Except as may be required to maintain the tax-exempt status of the Bonds, the Borrower will not amend, modify or terminate, or agree to amend, modify or terminate any Bond Document. Unless approved by the Bank in writing, the Borrower shall not consent to the appointment of any successor to the Trustee or the Paying Agent and shall not appoint or consent to the appointment of any other agent appointed pursuant to the Indenture or any additional Paying Agents or other such agents with respect to the Bonds.

9.25. Certain Transaction Documents. The Borrower will not amend, modify, or supplement any provision of, or waive any other party’s compliance with any of the terms of the Clearwater Merger Agreement in any manner that: (a) requires the Borrower or any of its Subsidiaries to pay any additional consideration under the Clearwater Merger Agreement or otherwise imposes any financial obligation or burden on the Borrower of any of its Subsidiaries; (b) could reasonably be expected to result in a Material Adverse Occurrence; or (c) is materially adverse to the rights and benefits of the Bank under the Loan Documents.

ARTICLE X.

EVENTS OF DEFAULT AND REMEDIES

10.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default upon the expiration of the cure period, if any, described in the relevant event:

(a) The Borrower shall fail to pay any Obligation when due, whether by acceleration or otherwise, including, without limitation, (i) any Letter of Credit Obligation; or (ii) any fee or other amount required to be made to the Bank pursuant to any Loan Document; or

(b) Any representation or warranty made or deemed to have been made by or on behalf of any Loan Party in any of the Loan Documents or by or on behalf of any Loan Party in any certificate, statement, report or other writing furnished by or on behalf of such Loan Party to the Bank pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or

(c) The Borrower shall fail to comply with Sections 8.1(a), 8.8(a) or (b), 8.14(e), or any Section of ARTICLE IX; or

(d) Any Loan Party shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents on its part to be performed (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for 30 calendar days after the earlier to occur of: (i) the Borrower’s receipt of notice of such failure from the Bank; or (ii) the date on which the Borrower is required to give notice of an Event of Default to the Bank pursuant to Section 8.1(e); or

(e) Any Loan Party shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of any Loan Party or for a substantial part of its property or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Loan Party or for a substantial part of its property and shall not be discharged within 30 days; or

(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Loan Party and, if instituted against such Loan Party, shall have been consented to or acquiesced in by such Loan Party, or shall remain undismissed for 60 days, or an order for relief shall have been entered against any Loan Party, or any Loan Party shall take any corporate action to approve institution of, or acquiesced in, such a proceeding; or

(g) Any dissolution or liquidation proceeding shall be instituted by or against any Loan Party and, if instituted against any Loan Party, shall be consented to or acquiesced in by such Loan Party or shall remain for 60 days undismissed, or any Loan Party shall take any corporate action to approve institution of, or acquiescence in, such a proceeding; or

(h) A judgment or judgments (other than judgment(s) that are covered by insurance where the insurance company has not reserved its rights against the Borrower with respect to the insurance company’s payment of such judgment) for the payment of money in excess of the sum of $250,000.00 in the aggregate shall be rendered against the Borrower and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) The Borrower or any ERISA Affiliate institutes steps to terminate any Single Employer Plan if, in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Single Employer Plan, or would incur a liability or obligation to such Single Employer Plan, in either case, in excess of $250,000.00, or the PBGC terminates any Single Employer Plan if such termination causes the Borrower or any of its ERISA Affiliates to incur any liability or obligation in excess of $250,000.00; or (ii) the Borrower or any ERISA Affiliate incurs any liability in excess of $250,000.00 in connection with the withdrawal from any Multiemployer Plan; or

(j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement or the other Loan Documents or the Clearwater Senior Notes Loan Documents or the Clearwater Credit Facility Loan Documents) in the

aggregate amount of more than $250,000.00 shall be accelerated, or the Borrower shall fail to pay any such Indebtedness when due and any applicable grace period shall have expired or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(k) Any Change of Control shall occur; or

(l) If the validity or enforceability of any of the Loan Documents shall be challenged by any Loan Party or any other party thereto, or any Loan Document shall fail to remain in full force and effect; or

(m) The Bank shall have reasonably determined in good faith that the Bank’s interest in any material Collateral has been materially adversely affected or impaired, or the value thereof to the Bank has been diminished to a material extent except for depreciation in the ordinary course of business and normal wear and tear; or

(n) Any “Event of Default” (howsoever defined) shall occur and be continuing under any Clearwater Senior Notes Loan Document, any Clearwater Credit Facility Loan Document or any Bond Document.

10.2. Remedies. If: (a) any Event of Default described in Sections 10.1(e), (f), or (g) shall occur, the Letter of Credit Obligations and all other Obligations under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare that the Letter of Credit Obligations and all other Obligations under the Loan Documents to be forthwith due and payable, whereupon the Letter of Credit Obligations and all such Obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any Loan Document to the contrary notwithstanding; (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Bank; and (iv) enforce all rights and remedies under any applicable law.

In addition to the remedies set forth in the preceding paragraph, the Bank may:

(x) Notify the Trustee that the amount of a Drawing under the Bonds Letter of Credit will not be reinstated in accordance with the terms of the Bonds Letter of Credit;

(y) Notify the Trustee that an Event of Default has occurred and is continuing and direct the Trustee to: (i) cancel any Bonds then owned or held by the Borrower including, but not limited to, any Pledged Bonds and (ii) forthwith accelerate payment of all other Bonds all in accordance with Section 1003 of the Indenture or to purchase the Bonds in accordance with Section 1205 of the Indenture; and

(z) Notify the Trustee to cancel all applicable Pledged Bonds. Any such cancellation pursuant to this Section 10.2 shall not be deemed to discharge or extinguish any of the Borrower’s Letter of Credit Obligations.

10.3. Offset. In addition to the remedies set forth in Section 10.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the Bank may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, or any obligations of the Bank against the Indebtedness then owed by the Borrower to the Bank. The Borrower hereby grants to the Bank a security interest in all such balances, credits, deposits, accounts or monies.

10.4. Prepayment Obligations. The Borrower agrees that if the Obligations become immediately due and payable in full at a time when the Bond Letter of Credit is outstanding the Borrower shall thereupon automatically be obligated to pay the Bank, in addition to all other amounts owing under this Agreement, the aggregate face amount of the Bonds Letter of Credit then outstanding. The foregoing obligation to pay in advance for amounts which the Bank may later have to pay pursuant to the Bonds Letter of Credit is and shall at all times constitute a part of the “Obligations”. Amounts paid by the Borrower pursuant to this Section 10.4 shall be made directly to an interest-bearing collateral account (the “Cash Collateral Account”) maintained at the Bank for application to the Borrower’s reimbursement obligations under Section 2.2 as payments are made on the Bonds Letter of Credit, with the balance, if any, to be applied to the other Obligations if any Event of Default has occurred and is continuing, or if no Event of Default has occurred and is continuing, returned to the Borrower.

10.5. Right of the Bank to Cure Defaults under Bond Loan Agreement. If the Borrower shall fail to make any required payment under the Bond Loan Agreement on the day such payment is first due and payable, or shall fail to comply with any other covenant or agreement of the Borrower under the Bond Loan Agreement, the Bank shall have the option, in the Bank’s sole discretion, to cure any such failure by taking action reasonably required to effect such cure including, without limitation, making the required payment directly to the Trustee; provided, however, that nothing herein shall be deemed to require the Bank to cure any such failure. Any such payment by the Bank shall constitute Obligations payable upon demand, and shall bear interest from the date such payment is made by the Bank (regardless of whether a demand for payment by the Borrower is made by the Bank) at the Default Rate.

ARTICLE XI.

MISCELLANEOUS

11.1. Waiver and Amendment. No failure on the part of the Bank to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under any Loan Document shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of any Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

11.2. Expenses and Indemnities.

(a) Loan Documents. The Borrower agrees to pay and reimburse the Bank upon demand and/or on the Effective Date for all reasonable expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of legal counsel, who may be employees of the Bank, and including the costs of any appraisals and environmental assessments) in connection with the preparation, review, execution, delivery, amendment, modification or interpretation of the Loan Documents. The Borrower agrees to pay and reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including reasonable fees and expenses of legal counsel, who may be employees of the Bank) in connection with the collection and enforcement of the Loan Documents. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents.

(b) General Indemnity. In addition to the payment of expenses pursuant to Section 11.2(a), whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby indemnifies, and agrees to pay and hold the Bank, its affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees (or any of them), in any manner relating to or arising out of the Loan Documents, the statements contained in any commitment letters delivered by the Bank, the Bank’s agreement to issue the Bonds Letter of Credit, or the use or intended use of the proceeds of the Bonds Letter of Credit (the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(c) Survival. The obligations of the Borrower under this Section 11.2 shall survive any termination of this Agreement.

11.3. Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II shall be deemed to have been given only when received by the Bank. The Borrower hereby authorizes the Bank to rely upon the telephone or written instructions of any person identifying himself as an authorized officer of the Borrower and upon any signature which the Bank believes to be genuine, and the Borrower shall be bound thereby in the same manner as if the Borrower were authorized or such signature were genuine.

11.4. Successors. This Agreement shall be binding upon the Borrower, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and the successors and assigns of the Borrower and the Bank. The Borrower shall not assign its rights or duties hereunder without the consent of the Bank. With the prior written consent of the Borrower (other than with respect to any of the transactions described in the proviso clause hereto (an “Exempt Transfer”)), which consent shall not be unreasonably withheld or delayed by the Borrower, the Bank may assign its rights and obligations under this Agreement and the Loan Documents to any Person; provided, however, that no Borrower consent shall be required with respect to any assignment made: (a) during any period when an Event of Default has occurred and is continuing; provided further, however, that the Borrower’s consent shall be required for any assignment to any Person that has been engaged in all or one of the business lines of the Borrower during the preceding two (2) years except where the assignment is made after the Obligations have become due and payable at maturity, upon acceleration or otherwise; (b) to another subsidiary or affiliate of Associated Bancorp; (c) in connection with the sale of all or substantially all of the Bank’s assets; or (d) in response to any regulatory action affecting the Bank.

11.5. Participations. The Bank may sell participation interests in any or all of the Bonds Letter of Credit to any Person; provided, however, that the Borrower’s prior written consent shall be required for any sale of a participation to any Person that has been engaged in all or one of the business lines of the Borrower during the preceding two (2) years except where such sale is made after the Obligations have become due and payable at maturity, upon acceleration or otherwise.

11.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.7. Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

11.8. Entire Agreement. This Agreement, and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

11.9. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

11.10. Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

11.11. Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; OR ANY FEDERAL COURT SITTING IN GREEN BAY, WISCONSIN OR WISCONSIN STATE COURT SITTING IN GREEN BAY, WISCONSIN AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

11.12. Waiver of Jury Trial. THE BORROWER AND THE BANK WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.13. Document Construction. This Agreement and each other Loan Document has been reviewed by all the parties hereto and incorporates the requirements of such parties. Each party waives the rule of construction that any ambiguities are to be resolved against the party drafting the same and agrees such rules will not be employed in the interpretation of this Agreement or any other Loan Document.

11.14. Customer Identification - USA Patriot Act Notice. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Act.

11.15. Confidentiality. The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement any other relationship between the Borrower, on the one hand, and the Bank and its Affiliates, on the other hand, and shall not be divulged to any Person other than the Bank, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Bank hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Sections 11.4 or 11.5 of this Agreement, (d) if such information is generally available to the public other than as a result of disclosure by the Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Bank’s investment portfolio in connection with ratings issued with respect to such Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section 11.15.

11.16. Effect on Amended and Restated Reimbursement Agreement. On the Effective Date, the Amended and Restated Reimbursement Agreement shall be completely amended and restated by this Agreement, and each reference to the “Reimbursement Agreement,” “Credit Agreement,” “Loan Agreement,” “therein,” “thereof,” “thereby,” or words of like import referring to the Amended and Restated Reimbursement Agreement in any other Loan Document shall mean and be a reference to this Agreement.

11.17. Consent. On the Effective Date, the Bank consents to the consummation of the Clearwater Merger and the consummation of the other Clearwater Merger Transactions.

11.18. Reaffirmation of Loan Documents. The Borrower hereby reaffirms its obligations under all of the Loan Documents executed prior to the date hereof and acknowledges and agrees that all such documents remain in full force and effect. Any and all references in Loan Documents to the Reimbursement Agreement shall be deemed to refer to this Agreement.

11.19. Release. The Borrower and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

CELLU TISSUE CITY-FOREST LLC

By: /s/ Linda K. Massman
Name: Linda K. Massman
Its: Vice President, Finance and Chief Financial Officer

Address:

1215 East Worden Avenue
Ladysmith, WI 54848
Attn: Chief Financial Officer, Clearwater Paper Corporation
Telephone: (509) 344-5900
Facsimile: (509) 342-2551

ASSOCIATED BANK, NATIONAL ASSOCIATION

By: /s/ Paul E. Way
Name: Paul E. Way
Its: Senior Vice President

Address:

740 Marquette Avenue
Minneapolis, MN 55402
Attn: Paul Way
Telephone: (612) 359-4452
Facsimile: (612) 338-3950

Signature Page to Second Amended and Restated Reimbursement Agreement

ACKNOWLEDGEMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a guarantor of the indebtedness of CELLU TISSUE-CITYFOREST LLC (the “Borrower”) to Associated Bank, National Association (the “Bank”) pursuant to a separate Guaranty each dated as of December 27, 2010 (each, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Agreement; (ii) consents to the terms (including without limitation the release set forth in the Agreement) and execution thereof; (iii) reaffirms its obligations to the Bank pursuant to the terms of its Guaranty; and (iv) acknowledges that the Bank may amend, restate, extend, renew or otherwise modify the Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the Borrower’s present and future indebtedness to the Bank.

CELLU TISSUE HOLDINGS, INC.

By: /s/ Linda K. Massman
Name: Linda K. Massman
Its: Vice President, Finance and Chief Financial Officer

CLEARWATER PAPER CORPORATION

By: /s/ Linda K. Massman
Name: Linda K. Massman
Its: Vice President, Finance and Chief Financial Officer

Signature Page to Acknowledgment and Agreement of Guarantors

EXHIBIT A

(BONDS LETTER OF CREDIT INCLUDING AMENDMENT NO. 2 EXTENDING THE

EXPIRATION DATE TO FEBRUARY 15, 2012)

Exhibit A

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Pursuant to Section 8.13(b) of the Second Amended and Restated Reimbursement Agreement dated as of December 27, 2010, (the Second Amended and Restated Reimbursement Agreement as it may be amended, modified, supplemented or restated from time to time being the “Reimbursement Agreement”; the terms defined therein being used herein as therein defined) by and between the undersigned and Associated Bank, National Association (the “Bank”), the undersigned certifies to the Bank as follows:

1. For December 2010 monthly financial statements: The unaudited financial statements for the month ending December 31, 2010 have been prepared a non-GAAP historic basis consistent with financial statements delivered prior to the Clearwater Merger. For all subsequent monthly financial statements: The financial statements of the Borrower attached hereto for the period ending             , 20     (the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis subject only year-end adjustments which in the aggregate are not expected to be materially adverse and the omission of footnotes.

2. The representations and warranties contained in Article VII of the Reimbursement Agreement are true and correct as of the date hereof as though made on that date except that the representations and warranties set forth in Section 7.5 to the financial statements of the Borrower shall be deemed a reference to the audited and unaudited financial statements of the Borrower, as the case may be, then most recently delivered to the Bank pursuant to Section 8.13(a) or 8.13(b), as the case may be.

3. As of             , 20    , (the “Measurement Date”) no Default or Event of Default has occurred and is continuing [except (describe here any Default or Event of Default and the action which the undersigned proposes to take with respect thereto.)].

4. Section 1.1. for purposes of this Certificate, EBITDA was calculated as follows in accordance with the Reimbursement Agreement:

(i)	Net Income	$
(ii)	Non-operating Gains/Losses	$
(iii)	Non-distributed income from Subsidiaries	$
(iv)	Adjusted Net Income (Sum of (i) minus (ii) minus (iii))		$
(v)	Interest Expense		$
(vi)	Depreciation and Amortization		$
(vii)	Federal, state and local income taxes and/or Permitted Tax Distributions		$
(viii)	EBITDA (Sum of (iv) plus (v) plus (vi) plus (vii))		$

5. Section 9.18. If the Measurement Date is a Quarterly Measurement Date, the undersigned’s maximum permitted Leverage Ratio at the Measurement Date was not greater than

Exhibit B

2.50 to 1.00 and the undersigned’s actual ratio at such Measurement Date was              to 1,.00 and was computed in accordance with the Reimbursement Agreement as follows:

(i)	Revolving Loans	$
(ii)	Unreimbursed Amount	$
(iii)	Bonds Promissory Note	$
(iv)	Inter-company Loans	$
(v)	Capitalized Leases	$
(vi)	Other interest-bearing Indebtedness	$
(vii)	Total Debt (Sum of (i) plus (ii) plus (iii) plus (iv) plus (v) plus (vi))		$
(viii)	EBITDA		$
(ix)	Leverage Ratio (Ratio of (vii) plus (vi))		to 1.00

6. Section 9.19. If the Measurement Date is a Quarterly Measurement Date, the undersigned’s minimum required Fixed Charge Coverage Ratio for the Measurement Period ending at the Measurement Date was not less than 1.20 to 1.00 and the undersigned’s actual ratio at such Measurement Date was              to 1.00 and was computed in accordance with the Reimbursement Agreement as follows:

(i)	EBITA	$
(ii)	Operating Lease rent expense	$
(iii)	Non-cash corporate allocations	$
(iv)	Numerator (Sum of (i) plus (ii) plus (iii))		$
(v)	Interest Expense	$
(vi)	Mandatory Principal Payments	$
(vii)	Operating Lease rent expense	$
(viii)	Non-Financed Capital Expenditures But not less than $500,000	$
(ix)	Federal, state and local income taxes and/or Permitted Tax Distributions	$
(x)	Denominator (Sum of (v) plus (vi) plus (vii) plus (viii) plus (ix))		$
(xi)	Fixed Charge Coverage Ratio (Ratio of (iv) to (x))		to 1.00

7. Section 9.20. The undersigned’s maximum permitted Capital Expenditures for its current fiscal year is $3,000,000 and, as of the Measurement Date, the undersigned has made the following Capital Expenditures during the undersigned’s current fiscal year:

(i)	Purchase Money Indebtedness	$
(ii)	Capitalized Leases	$
(iii)	Non-Financed Capital Expenditures	$
(iv)	Sum of (i) plus (ii) plus (iii)		$

Dated:             , 20    .                                                                                                                   CELLU TISSUE-CITY FOREST LLC

By:
Its:

SCHEDULE 7.3

Governmental Approvals & Permits

The Company is the owner of the following material licenses and permits, issued by the authority indicated opposite thereto:

Name	Issuing Authority

1. WPDES Permit	Wisconsin Dept of Natural Resources
2. Operations permit # 855009540-P20 Air Permit	Wisconsin Dept of Natural Resources
3. Solid Waste Facility Operation License	Wisconsin Dept of Natural Resources

Schedule 7.3

SCHEDULE 7.7

Proceedings

None.

Schedule 7.7

SCHEDULE 7.13

Liens

Secured Party	Date	Filing Number	Collateral Description
Associated Bank National Association	06-29-05 (Original Filing) 03-21-07 (Amendment) 04-07-10 (Continuation)	200517089130	The City of Ladysmith, Wisconsin Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998
Associated Bank National Association	06-29-05 (Original Filing) 03-23-07 (Assignment) 03-23-07 (Amendment) 03-23-07 (Amendment) 04-07-10 (Continuation)	200517089205	All personal property
Associated Bank National Association	06-30-05 (Original Filing) 03-23-07 (Assignment) 03-23-07 (Amendment) 04-07-10 (Continuation)	200517102843	All real property
Associated Bank National Association	03-21-07 (Original Filing)	200716009260	The City of Ladysmith, Wisconsin Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998
Associated Bank National Association	03-21-07 (Original Filing)	200716009296	All real property
Associated Bank National Association	03-23-07 (Original Filing)	200716048772	All personal property
GFV Leasing	06-25-08 (Original Filing)	200812286737	Copier
NMHG Financial Services LLC	08-07-08 (Original Filing)	200812790849	All equipment leased from NMHG

Schedule 7.13

Secured Party	Date	Filing Number	Collateral Description
NMHG Financial Services Inc.	01-21-10 (Original Filing)	201018822124	All equipment leased from NMHG

Schedule 7.13

SCHEDULE 7.22

Leases

None.

Schedule 7.22

SCHEDULE 7.24

Transactions with Affiliates

None.

Schedule 7.24

SCHEDULE 7.28

Trademarks and Patents

Country	Trademark	Ser./Reg./App No.	Status
USA	CITYFOREST	SN: 75-622691 RN: 2,321,203	Registered: Feb 22 2000

USA	MISC DESIGN	SN:75-623636	Registered: Mar 7 2000

Schedule 7.28

SCHEDULE 7.33

Labor Matters

None.

Schedule 7.33

SCHEDULE 8.8

Additional Insurance

See attached certificate.

Schedule 8.8

SCHEDULE 8.17

Amortization Schedule

#	Semiannual Dates	Payments	Balance
1.	9/1/2010	380,000	15,790,000
2.	3/1/2011	380,000	15,410,000
3.	9/1/2011	380,000	15,030,000
4.	3/1/2012	380,000	14,650,000
5.	9/1/2012	380,000	14,270,000
6.	3/1/2013	380,000	13,890,000
7.	9/1/2013	380,000	13,510,000
8.	3/1/2014	380,000	13,130,000
9.	9/1/2014	380,000	12,750,000
10.	3/1/2015	380,000	12,370,000
11.	9/1/2015	380,000	11,990,000
12.	3/1/2016	380,000	11,610,000
13.	9/1/2016	380,000	11,230,000
14.	3/1/2017	380,000	10,850,000
15.	9/1/2017	380,000	10,470,000
16.	3/1/2018	380,000	10,090,000
17.	9/1/2018	380,000	9,710,000
18.	3/1/2019	380,000	9,330,000
19.	9/1/2019	380,000	8,950,000
20.	3/1/2020	380,000	8,570,000
21.	9/1/2020	380,000	8,190,000
22.	3/1/2021	380,000	7,810,000
23.	9/1/2021	380,000	7,430,000
24.	3/1/2022	380,000	7,050,000
25.	9/1/2022	380,000	6,670,000
26.	3/1/2023	380,000	6,290,000
27.	9/1/2023	380,000	5,910,000
28.	3/1/2024	380,000	5,530,000
29.	9/1/2024	380,000	5,150,000
30.	3/1/2025	380,000	4,770,000
31.	9/1/2025	380,000	4,390,000
32.	3/1/2026	380,000	4,010,000
33.	9/1/2026	380,000	3,630,000
34.	3/1/2027	380,000	3,250,000
35.	9/1/2027	380,000	2,870,000
36.	3/1/2028	2,870,000

Schedule 8.17

SCHEDULE 9.2

Indebtedness

1.	Loan Agreement, dated March 1, 1998, between Cellu Tissue - CityForest, LLC, f/k/a CityForest Corporation, and City of Ladysmith, Wisconsin.

2.	Irrevocable Letter of Credit No. DCN3886, dated June 29, 2005, between Cellu-Tissue-CityForest LLC f/k/a CityForest Corporation and Wells Fargo Bank, National Association, as Trustee, as amended by Amendment No. 1, dated March 21, 2007.

3.	Indenture, dated March 1, 1998, between City of Ladysmith, Wisconsin and Wells Fargo Bank, N.A., as successor to Norwest Bank Wisconsin, N.A.

4.	Replacement Revolving Note, dated March 21, 2007, between Cellu Tissue-CityForest LLC and Associated Bank, National Association.

5.	Security Agreement, dated June 29, 2005, between CityForest Corporation and Associated Bank, National Association.

6.	Pledge and Security Agreement, dated June 29, 2005, by and among CityForest Corporation, Associated Bank, National Association, and Wells Fargo Bank, National Association, as success to Norwest Bank Wisconsin, N.A.

7.	Irrevocable Letter of Credit No. DCN3886, dated June 29, 2005, between Cellu-Tissue-CityForest LLC f/k/a CityForest Corporation and Wells Fargo Bank, National Association, as Trustee, as amended by Amendment No. 1, dated March 21, 2007.

8.	Assignment of Leases and Rents, dated June 29, 2005, between CityForest Corporation and Associated Bank, National Association, as assigned and amended by the Assignment of Assignment of Leases and Rents and Amendment, dated March 21, 2007, by and among Cellu-Tissue CityForest LLC, Associated Bank, National Association, as collateral agent, and Associated Bank, National Association, as bank.

9.	Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases, dated June 29, 2005, between CityForest Corporation and Associated Bank, National Association, as assigned and amended by the Assignment of Mortgage, Security, Financing Statement and Assignment of Rents and Leases and Amendment, dated March 21, 2007, by and among Cellu-Tissue CityForest LLC, Associated Bank National Association, as collateral agent, and Associated Bank, National Association, as bank.

Schedule 9.2

SCHEDULE 9.13

Restrictions and Conditions

1.	Subject to the proviso in Section 9.13(x)(ii), the Clearwater Senior Notes Indenture and the Clearwater Bank of America Loan Agreement.

Schedule 9.13